As filed with the Securities and Exchange Commission on  February 5, 2007

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MANHATTAN BANCORP

(Name of Small Business Issuer in Its Charter)

United States	6021	20-5344927
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

2221 E. Rosecrans Avenue, Suite 131

El Segundo, California 90245

(310) 321-6164

(Address and Telephone Number of Organizational Offices)

2141 Rosecrans Avenue, Suite 1160

El Segundo, California  90245

 (Address of Principal Place of Business or Intended Principal Place of Business)

Jeffrey M. Watson

President and Chief Executive Officer

2221 E.  Rosecrans Avenue, Suite 131

El Segundo, California 90245

(310) 321-6164

(310) 321-6168(fax)

(Name, Address and Telephone Number of Agent for Service)

With a copy to:

Madge S. Beletsky, Esq.

King, Holmes, Paterno & Berliner, LLP

1900 Avenue of the Stars, 25th Floor

Los Angeles, California 90067

(310) 282-8911

(310) 282-8903 (fax)

Approximate Date of Proposed Sale to the Public:

As soon as practicable after the Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, no par value	3,000,000	$10.00	$30,000,000	$3,210.00

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

(1) Includes the maximum number of shares that may be issued in connection with this offering.

The information in this prospectus is not complete and may be changed.  These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities nor does it solicit an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION –DATED FEBRUARY 5, 2007

    PROSPECTUS

[LOGO] MANHATTAN BANCORP

2221 E. Rosecrans Avenue, Suite 131

El Segundo, California 90245

(310) 321-6164

(Organizational Office)

COMMON STOCK

$10.00 Per Share

2,150,000 to 3,000,000 Shares

We are a newly-formed holding company organized to own the shares of Bank of Manhattan, N.A., a proposed national bank in El Segundo, California.  We have filed an application to organize a national bank with the Comptroller of the Currency but have not yet received preliminary approval to organize.

We are offering up to 3,000,000 shares of common stock for sale on a best efforts basis.  We must sell a minimum of 2,150,000 shares to complete the offering.  The offering is expected to terminate on [Expiration Date].  We may extend this expiration date without notice to you until [Extended Expiration Date].  The minimum amount you may purchase is 2,500 shares.  Once submitted, orders are irrevocable unless the offering is terminated or is extended beyond [Extended Expiration Date].  If the offering is extended beyond [Extended Expiration Date], subscribers will have the right to modify or rescind their purchase orders.  Funds received during the offering will be held in an escrow account at Pacific Coast Bankers’ Bank.  If we terminate the offering, or if we do not receive final approval from the Comptroller of the Currency to open Bank of Manhattan, the escrow agent will promptly return your funds, without penalty, and with any interest earned.

This is our initial public offering, and no public market currently exists for our shares.  The offering price may not reflect the market price of our shares after the offering.  We have no present plans to list our shares on any national or regional trading exchange.

Seapower Carpenter Capital, Inc., dba Carpenter & Company, will assist us in selling our shares of common stock on a best efforts basis and is not required to purchase any shares of the common stock that are being offered for sale.  Our officers and directors will also assist in the sale of our shares.  Purchasers will not pay a commission to purchase shares of common stock in the offering.

	Per Share	Minimum		Maximum

Public offering price	$10.00	$21,500,000		$30,000,000

Estimated commission(1)	$0.50	$1,135,000	(2)	$1,135,000	(2)

Proceeds to Manhattan Bancorp before offering expenses	$9.50	$20,365,000		$28,865,000

(1)  We are offering our shares of common stock to the public on a “best efforts” basis through our officers and directors who are not entitled to receive any discounts or commissions for selling such shares.  Carpenter & Company may place up to a maximum of 2,000,000 shares in the offering.  Carpenter will be paid (i) a sales management and financial advisory fee equal to the lesser of 1% of the gross sales proceeds of all shares sold in the offering or $125,000, (ii) a placement agent fee equal to 5.0% of the aggregate gross proceeds of sales made through Carpenter’s efforts (resulting in a maximum fee of $1,000,000 if Carpenter places 2,000,000 shares), and (iii) a maximum of $10,000 in reimbursable expenses.  See “The Offering and Plan of Distribution—The Selling Agent” for a description of the commission and other fees to be paid by Manhattan Bancorp in connection with this offering.

(2)  Assumes Carpenter & Company places 2,000,000 shares in the event of either the minimum or the maximum offering.

This investment involves a high degree of risk, including a possible loss of your investment.

Please read “Risk Factors” beginning on page 5.

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.  None of the Securities and Exchange Commission, the Office of the Comptroller of the Currency or any state securities regulator has approved or disapproved these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                            , 2007

TABLE OF CONTENTS

SUMMARY

RISK FACTORS

FORWARD-LOOKING STATEMENTS

THE OFFERING AND PLAN OF DISTRIBUTION

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

OUR POLICY REGARDING DIVIDENDS

MARKET FOR OUR COMMON STOCK

OUR BUSINESS

MANAGEMENT’S PLAN OF OPERATION

REGULATION AND SUPERVISION

MANAGEMENT

EXECUTIVE COMPENSATION

SECURITY OWNERSHIP OF MANAGEMENT

DESCRIPTION OF CAPITAL STOCK OF MANHATTAN BANCORP

TRANSFER AGENT AND REGISTRAR

EXPERTS

LEGAL MATTERS

INDEX TO FINANCIAL STATEMENTS

WHERE YOU CAN FIND ADDITIONAL INFORMATION

SUMMARY

The following summary highlights material information from this document and may not contain all the information that is important to you.  You should read this entire document carefully, including the section entitled “Risk Factors,” before making a decision to invest in our common stock.

In this prospectus, unless we specify otherwise, “Manhattan Bancorp,” “we,” “us,” or “our” mean Manhattan Bancorp, a California corporation.  “Bank of Manhattan” refers to Bank of Manhattan, N.A., (Proposed).

Our Company

Manhattan Bancorp is a California corporation recently formed for the purpose of owning all of the stock of Bank of Manhattan to be located in El Segundo, California.  Our principal activity will be the ownership of all of the outstanding common stock of Bank of Manhattan.  Following the receipt of preliminary approval of the Comptroller of the Currency to organize Bank of Manhattan, we will apply to the Federal Reserve System for authority to become a bank holding company.

Our corporate headquarters, and the main office of Bank of Manhattan, will be located at a leased facility at 2141 Rosecrans Avenue, Suite 1160, El Segundo, California 90245.

Bank of Manhattan

Upon issuance of its charter by the Comptroller of the Currency, Bank of Manhattan will operate as a typical community bank, offering general commercial banking services to small and medium-sized businesses and professionals in the South Bay, the Westside and the Los Angeles airport areas of Los Angeles County.

On December 12, 2006 we filed an application to organize Bank of Manhattan with the Comptroller of the Currency and an application with the FDIC for insurance of deposits.  We have not yet received preliminary charter approval from the Comptroller of the Currency or conditional approval for the insurance of our deposits from the FDIC.  We hope to secure these preliminary approvals no later than April 2007.

We believe we will obtain all final regulatory approvals to open the Bank of Manhattan by the third quarter of 2007.  We intend to open Bank of Manhattan as soon as we have the regulatory approvals and sell enough stock to appropriately capitalize the bank.

Our Organizers and Management

Manhattan Bancorp was organized by a group of businesspersons with significant ties in the communities in which Bank of Manhattan proposes to conduct business.  All nine of our organizers are directors of Manhattan Bancorp and have agreed to serve as directors of Bank of Manhattan.  Our directors have also provided the initial capital of Manhattan Bancorp in order to provide funds for our organizational and offering expenses as well as for the organizational and pre-opening expenses of Bank of Manhattan.  For the names of and biographical information about our directors, see “Management — Background and Business Experience of Executive Officers and Directors.”

Jeffrey Watson, our President and Chief Executive Officer, has 23 years of banking experience.  He served most recently as the Executive Vice President and Chief Operating Officer for 1st Century Bank, N.A., Century City, California, a de novo national bank organized in 2003 which he joined in its organizational stage.  Previously, Mr. Watson served as the Executive Vice President—Chief Administrative Officer & Chief Lending Officer for Commercial Capital Bank, Irvine, California.  We have also identified individuals to serve as our Chief Credit Officer and our Chief Financial Officer.  Each of these individuals plans to join us following the receipt of preliminary approval to form Bank of Manhattan.  Our proposed Chief Credit Officer has served as the Executive

Vice President and Chief Credit Officer of a financial institution in Los Angeles County for more than the past two years and previously spent more than ten years as a consultant to commercial banking clients in credit administration and loan review.  Our proposed Chief Financial Officer has served as the Chief Financial Officer of several financial institutions in Southern California since 1982.  Since 2001, he has served as the Executive Vice President and Chief Financial Officer of a publicly-reporting bank.

Our nine-member board of directors provides a unique blend of professional experience that we believe will serve us well in meeting our goals of business development, community involvement and regulatory compliance.  Two of our directors, Harry “Duke” Chenoweth and Stephen P. Yost, have had careers in banking totaling 70 years.  One of our directors, Patrick E. Greene, has 13 years of experience as a director of a community bank in the South Bay of Los Angeles.  Other areas of expertise on our board include investment banking, real estate investment and development and accounting.  Our directors intend to provide their insights into the banking needs within the community we will serve and are anticipated to be a major source of customer referrals.

Our Business Strategy

Our goal is to operate and grow Bank of Manhattan into a profitable community-oriented financial institution serving primarily small and medium-sized businesses, business service professionals and owners/owner-users of commercial, industrial and multi-family properties in the Los Angeles County market area.   To implement this business strategy, we will strive to:

•      capitalize on the knowledge of our outside directors and executive management on the local banking market;

•      maintain a strong asset quality by knowing our customers in order to minimize credit risk;

•      maintain a marketing culture by empowering our customer relationship managers;

•      leverage contacts of directors to support early stage growth;

•      hands on management—both in our bank and within our target market;

•      develop customer relationships to attract new core deposits with a low cost of funds; and

•      meet the needs of our customers through a service-oriented approach to banking, which emphasizes delivering a consistent and quality level of professional service in the communities that we serve.

HIGHLIGHTS OF THE OFFERING

Securities offered	Between 2,150,000 and 3,000,000 shares of common stock, without par value

Shares outstanding at January 31, 2006

45,000 shares purchased by our directors in a private placement conducted prior to this offering in order to raise funds for our organizational and offering expenses as well as for the organizational and pre-opening expenses of Bank of Manhattan

Shares to be outstanding after the offering	2,195,000 in the event of the minimum offering and up to 3,045,000 in the event of the maximum offering

Total public price	$21,500,000 if the minimum offering is sold and up to $30,000,000 if the maximum offering is sold

Minimum investment	2,500 shares ($25,000)

Expiration date	The offering will expire at 5:00 p.m., Pacific Time, on , 2007, unless extended by us in our sole discretion to no later than [Extended Expiration Date].

Estimated offering expenses

A total of $1,273,175 in the event of both the minimum and maximum offering which includes $1,135,000 payable to our selling agent in commissions and sales management fee (assuming the selling agent places 2,000,000 shares of our common stock in both the minimum and maximum offering) and $138,175 in other offering expenses.

Net proceeds	$20,226,825 if the minimum offering is sold and up to $28,726,825 if the maximum offering is sold

Plan of distribution

Our executive officers and directors will solicit sales of shares in the offering. We have also retained Seapower Carpenter Capital, Inc., dba Carpenter & Company as our selling agent to place up to 2,000,000 shares in the offering.

Intention of our directors to buy shares

Our directors intend to buy a total of 225,000 shares in this offering, or 10.5% of the shares available in the minimum offering and 7.5% of the shares available in the maximum offering. This is in addition to an aggregate of 45,000 shares which they purchased at $10.00 per share in a private placement which preceded this offering.

Terms of the offering

You will subscribe for shares by sending the purchase price to an escrow agent retained by us. The offering will terminate and all subscription funds will be returned by the escrow agent to subscribers, together with any interest earned on the funds, if we have not sold a minimum of 2,150,000 shares by [Expiration Date]; however, we may extend this date to [Extended Expiration Date] in our sole discretion. The minimum investment by one subscriber is 2,500 shares; however, we may waive this minimum in our sole discretion . The maximum investment by one subscriber is 9.9% of our total shares outstanding following completion of the offering; however, the maximum may be waived in our sole discretion for insiders and others as may be necessary to meet the minimum offering requirements.

Use of Proceeds

We will use the proceeds of the offering as follows:

•       Capitalize Bank of Manhattan with $20,000,000 in the event of the minimum offering and up to $28,250,000 in the event of the maximum offering, to be used for general corporate purposes, including to fund loans and investments and to repay pre-opening expenses advanced by Manhattan Bancorp.

•       Provide working capital to Manhattan Bancorp to be used for general corporate purposes, including payment of organizational costs and operating expenses. See “How we Intend to Use the Proceeds from the Offering”.

Dividends

We do not anticipate paying cash dividends in the foreseeable future. The only source of such dividends would be dividends paid by Bank of Manhattan. Bank of Manhattan does not anticipate paying any cash dividends to us in the foreseeable future because of the need to retain capital to support its growth and development. See “Our Policy Regarding Dividends.”

Risk Factors	You should read the “Risk Factors” section beginning on page 5 before deciding to purchase any of the shares offered.

RISK FACTORS

Investing in Manhattan Bancorp stock is risky.  You should invest only if you determine that you can bear a complete loss of your investment.  In your determination, you should consider carefully the following factors:

You may have difficulty selling your shares should you desire to do so.  Our common stock will not, initially, be eligible for listing on any national or regional exchange or on the National Association of Securities Dealers Automated Quotation System, and we do not intend to seek any such listing.  However, we will seek the assistance of securities brokers in matching buyers and sellers of our common stock after Bank of Manhattan opens for business and we anticipate that our shares will be quoted on the OTC Bulletin Boardwithin several months after we open for business, although there can be no assurance that this will be the case.  While your shares will be freely transferable, we are a new company without a public market for shares, and we do not anticipate that an active trading market in our common stock will develop as a result of this offering, and no assurance can be given that an active trading market will develop in the future.  As a result, if you decide to sell your shares you may not be able to do so.

You may be overpaying for the shares because the offering price cannot be supported by value of assets or earnings.  We fixed the offering price at $10.00 per share on the basis of the offering prices of other newly-organized banks and bank holding companies.  This price bears no relationship to assets, book value, earnings or other established criteria of value.  As a result, you may be overpaying for the shares.

We will be a new banking business in a competitive environment; losses are likely to occur for at least the first two full years of operations. Manhattan Bancorp, the issuer of your shares, is a new business whose success will depend on Bank of Manhattan’s operations.  Bank of Manhattan also is a new business that will be successful only if the income earned on loans and investment securities and from fees is greater than the interest paid on deposits and other sources of funds and general operating expenses.  We do not expect to be profitable on a current basis for an entire year until at least the third full year of operations, if at all.

We could be at a disadvantage when competing for deposits and loans with larger institutions that have larger lending limits and established customer contacts.  As a new bank in an established market, Bank of Manhattan will be competing with other financial institutions for deposits, which will be our primary source of funds, and originating loans.  Our competition for deposits will come primarily from savings and commercial banks in the South Bay, Westside and the Los Angeles airport areas of Los Angeles County, and our competition for loans will come principally from commercial banks, savings institutions, mortgage banking firms, credit unions, finance companies, mutual funds, insurance companies and brokerage and investment banking firms.  We also will face additional competition from internet-based institutions.  These institutions may have competitive advantages over Bank of Manhattan because they have greater capitalization and other resources.  They also can offer potential depositors more convenient depository facilities and borrowers higher lending limits and certain other customer services which Bank of Manhattan may not be able to offer.   Bank of Manhattan may have to pay more to attract deposits.  This would hurt our earnings.  We can offer you no assurances that Bank of Manhattan will be successful in attracting the deposits or originating the loans it will need to sustain its growth.

Community banking is our business model, and we may not be successful in attracting customers as a “community” bank.  Bank of Manhattan will be a so-called “community” bank.  In other words, we will exploit personal contacts by our directors, officers and our shareholders, as well as appropriately focused advertising and promotional activities, to appeal to businesses and individuals in search of personalized services likely to be offered by an independent, locally-owned and headquartered commercial bank.  Our overall identity as a community financial institution is our main selling point to our community.  However, ultimately we may not be successful in establishing Bank of Manhattan as the local community bank, and even if we do establish the bank, changes in how people bank, due primarily to technology, may make community banking less attractive than it has been in the past.

We are dependent on key employees, including Mr. Watson, and losing him could make it difficult to manage a new bank successfully, because qualified bank presidents are hard to find.  The success of Bank of

Manhattan depends on our ability to attract and keep quality employees.  We are particularly dependent in the early years on the leadership of Jeffrey Watson, our President and Chief Executive Officer.  If Mr. Watson or any key employee does not perform as expected or suddenly quits, the bank’s operations could be adversely affected, possibly to the point of causing the bank to fail.   We will have an employment agreement with Jeffrey Watson, as well as with our Chief Credit Officer and our Chief Financial Officer.  We also anticipate identifying and employing a Chief Operating Officer prior to the opening of Bank of Manhattan, and anticipate that we will have an employment agreement with this individual as well.

We may not be able to attract good employees because we will be competing for personnel with larger financial institutions.  Success in a commercial banking business is particularly dependent on employing experienced and service-oriented personnel at all levels.  We intend and are already making efforts to hire experienced lending and operations officers, but have no assurance that we can staff Bank of Manhattan with appropriate personnel when Bank of Manhattan opens for business.  Qualified employees will command competitive salaries

If Bank of Manhattan fails to open when anticipated, it will incur additional costs, which will make it more difficult to recoup your investment.  If we do not receive approval to open Bank of Manhattan, your investment will be returned to you, with interest.  There is a risk that Bank of Manhattan will not open as soon as expected or will not open at all.  We cannot open until we receive the required regulatory approvals and sell the minimum number of shares.  If our opening is delayed past the third quarter of 2007, we will incur unplanned expenses, which will make it more difficult for us to become profitable and will reduce the value of our stock.  This will make it harder for you to recover your investment.  If we do not receive approval to open Bank of Manhattan, either due to regulatory problems or a failure to sell sufficient shares of common stock, your entire investment will be returned to you, together with any interest earned on your subscription funds.  You will have lost the possible value of another venture that might have earned you a profit.

Manhattan Bancorp’s management may have interests that may be different from yours, and management controls Manhattan Bancorp.  Your interest as an investor in Manhattan Bancorp may be different from management, because management may want to continue to control the company, even if it means foregoing an attractive offer you might prefer.  Yet, management will exercise significant control over the selection of the Board of Directors and company policies.  They will be able to exercise control because after the offering, the executive officers and directors will own between 8.9% and 12.3% of the total shares outstanding, depending on the number of shares sold in the offering, and the executive officers and directors could, through the exercise of options anticipated to be granted to them upon Bank of Manhattan’s opening, acquire an additional 408,275 shares in the event of the minimum offering and 529,275 shares in the event of the maximum offering, which would give them between 22.4% and 26.1% of the total shares outstanding.

Your investment may be diluted because of stock options and the ability of management to offer stock to others.  The shares of Manhattan Bancorp do not have preemptive rights.  This means that you may not be entitled to buy additional shares if shares are offered to others.  Nothing restricts management’s ability to offer additional shares of stock for fair value to others in the future.  As a result, when the directors, executive officers and key employees exercise their stock options, your ownership interest in Manhattan Bancorp will be diluted

We do not expect to pay cash dividends in the foreseeable future.  Our management presently intends to follow a policy of retaining earnings, if any, for the purpose of increasing our net worth and reserves during our initial years of operations.  Accordingly, it is anticipated that no cash dividends will be declared during the early stages of our development, and no assurance can be given that our earnings will permit the payment of dividends of any kind.  Further, we can only pay dividends if we receive dividends from Bank of Manhattan and there will be regulatory restrictions on the amount of dividends the Bank of Manhattan can pay to us.

We may experience loan losses in excess of our allowance for loan losses.  We will try to limit the risk that borrowers will fail to repay loans by carefully underwriting the loans we make, nevertheless losses can and do occur.  We will create an allowance for estimated loan losses in our accounting records, based on estimates of the following.

•              industry standards;

•              evaluation of economic conditions;

•              regular reviews of the quality, mix and size of our overall loan portfolio;

•              regular review of delinquencies;

•              the quality of the collateral underlying our loans; and

•              our experience with our loans once we have a history of operations.

We will maintain an allowance for loans losses at a level that we believe to be adequate to absorb any specifically identified losses as well as any other losses inherent in our loan portfolio However, changes in economic, operating and other conditions, including changes in interest rates, that are beyond our control, may cause our actual loan losses to exceed our future allowance estimates.  If the actual loan losses which we experience in the future exceed the amount that we reserve, it will hurt our business.  In addition, the Comptroller of the Currency, as part of its supervisory function, will periodically review Bank of Manhattan’s allowance for loan losses, and may require Bank of Manhattan to increase its provision for loan losses or to recognize further loan losses, based on its judgment, which may be different from that of our management.  Any increase in the allowance required by the Comptroller of the Currency could also hurt our business.

Poor economic conditions in Southern California may cause us to suffer higher default rates on our loans and decreased value of the assets we will hold as collateral.  A substantial majority of our assets and deposits will be generated in Southern California.  As a result, poor economic conditions in Southern California may cause us to incur losses associated with higher default rates and decreased collateral values in our loan portfolio.  In the early 1990s, the entire State of California experienced an economic recession that resulted in increases in the levels of delinquencies and losses for many of the state’s financial institutions.  In addition, economic activity slowed significantly immediately following the September 11, 2001 terrorist attacks.  A future decline in the Southern California economy would adversely affect our business.

Interest rate fluctuations and other conditions which are out of our control could harm profitability.  Our net interest income before provision for loan losses and net income will depend to a great extent on “rate differentials,” i.e., the difference between the income we receive from our loans, securities and other earning assets, and the interest expense we pay on our deposits and other liabilities.  These rates will be highly sensitive to many factors which will be beyond our control, including general economic conditions, both domestic and foreign, and the monetary and fiscal policies of various governmental and regulatory authorities, in particular, the Board of Governors of the Federal Reserve System.  It is impossible to predict the nature or extent of the effect on our operations of monetary policy changes or other economic trends over which we have no control, such as unemployment and inflation.  In addition, factors like natural resource prices, international conflicts and terrorist attacks and other factors beyond our control may adversely affect our business.

Our business may be adversely affected by the highly regulated environment in which we operate.  Our operations will be subject to extensive governmental supervision, regulation and control and recent legislation has substantially affected the banking business.  It cannot presently be predicted whether or in what form any pending or future legislation may be adopted or the extent to which the banking industry and the operations of Bank of Manhattan would be affected. Some of the legislative and regulatory changes may benefit us.  However, other changes could increase our costs of doing business or reduce our ability to compete in certain markets.

FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking statements” which may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated” and “potential.  Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates.  These factors include, but are not limited to:

•              changes in the real estate market and local economy;

•              changes in interest rates;

•              changes in laws and regulations to which we are subject, and

•              competition in our primary market area.

Any or all of our forward-looking statements in this prospectus and in any other public statements we make may turn out to be wrong.  They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties.  Consequently, no forward-looking statement can be guaranteed

THE OFFERING AND PLAN OF DISTRIBUTION

Terms of the Offering

The expiration date of the offering is                     , 2007.  We may extend the expiration date to [Extended Expiration Date], without notice to subscribers.

The offering will terminate if by the expiration date at least 2,150,000 shares, representing the minimum offering, have not been subscribed for.  We reserve the right to terminate the offering before the expiration date even if the maximum offering of 3,000,000 shares has not been subscribed for as long as at least the minimum number of shares are subscribed for.

All subscription proceeds will be deposited in an escrow account with Pacific Coast Bankers’ Bank, who will act as escrow agent.  Subscribers’ checks will be transmitted to Pacific Coast Bankers’ Bank by noon of the next business day after receipt by any broker/dealer.  The funds held in the escrow account shall be invested in short-term certificates of deposit issued by the escrow agent.  If we do not sell at least 2,150,000 shares prior to the expiration date, or extended expiration date of this offering, or if we fail to close this offering for any reason, or if we do not receive final approval from the Comptroller of the Currency to open Bank of Manhattan, subscribers will receive a return of their subscription funds, plus any interest earned on those funds.  If we do close the offering, any interest earned on subscription funds will go to Manhattan Bancorp.

Our directors and executive officers intend to subscribe for at least 225,000 shares in this offering.  The directors and executive officers may, but are not obligated to, purchase additional shares if necessary to complete the minimum offering.  No subscriber will be permitted to purchase in the offering an amount of shares which would exceed 9.9% of the total number of shares outstanding upon completion of the offering, unless this limitation is waived by Manhattan Bancorp, in our sole discretion.  We may waive the 9.9% maximum subscription if necessary to sell the minimum offering amount in order to open Bank of Manhattan.

Plan of Distribution; The Selling Agent

To assist in the marketing of our common stock, we have retained Seapower Carpenter Capital, Inc., dba Carpenter & Company, a broker/dealer registered with the National Association of Securities Dealers, Inc., who will assist us in the offering by:

•      acting as our financial advisor for the stock offering;

•      attending meetings with potential investors;

•      managing our marketing and sales efforts in conjunction with our officers and directors; and

•      using its best efforts to place up to $20 million of our common stock.

For these services, Carpenter & Company will receive a sales management fee equal to the lesser of (i) 1% of the gross proceeds from the offering or (ii) $125,000.  In addition, Carpenter & Company will receive a sales and placement fee of 5% of the gross proceeds from the offering derived from common stock placed by Carpenter & Company or a selected dealer engaged by Carpenter & Company, provided that Carpenter & Company and any selected dealer engaged by Carpenter & Company may not place more than an aggregate of 2,000,000 shares in this offering, for a total commission to Carpenter & Company and such selected dealers not to exceed $1,000,000.  Carpenter & Company will also be reimbursed for its reasonable out-of-pocket expenses in an amount not to exceed $10,000, without the consent of Manhattan Bancorp.

We will indemnify Carpenter & Company against certain liabilities, including liabilities under the Securities Act of 1933, as amended.  We will also indemnify Carpenter & Company against all claims, losses, actions, judgments, damages or expenses, including but not limited to reasonable attorneys’ fees, arising out of Carpenter & Company’s engagement, except that such indemnification shall not apply to Carpenter & Company’s own bad faith, willful misconduct or gross negligence.

All shares not placed by Carpenter & Company or selected dealer will be placed by our executive officers and directors.  Our directors and executive officers will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation of offers to purchase our common stock.  None of our officers, directors or employees will be compensated in connection with their participation in the offering.

Method of Subscription

The minimum subscription is 2,500 shares or $25,000, but we reserve the right to accept subscriptions for less than the minimum subscription.  We may waive the minimum investment requirement in our sole discretion.

In order to purchase shares, you must:

•      Complete and sign the subscription agreement accompanying this prospectus; and

•      Make full payment for the purchase price for the shares in United States currency by check, bank draft or money order payable to “Manhattan Bancorp – Escrow Account” or make full payment of the purchase price for the shares in United States currency by wire transfer of funds to the escrow account maintained at the office of the escrow agent for the purposes of accepting subscriptions, at Pacific Coast Bankers’ Bank, ABA No. 121042484, Account No.                        , Attention:  Impound Account FBO Manhattan Bancorp; and

•      Deliver the subscription agreement, in person or by mail, together with full payment for the purchase price in the manner described above to Pacific Coast Bankers’ Bank, 340 Pine Street, Suite 401, San Francisco, California 94104, Attention:  Impound Account.

The escrow agent, by accepting appointment, in no way endorses the purchase of shares by any person.  Pacific Coast Bankers’ Bank is acting only as an escrow agent in connection with the offering of securities described in this prospectus, and has not endorsed, recommended or guaranteed the purchase, value or repayment of these securities.  No assurance can be given that subscription funds can or will be invested at the highest rate of return available.

Subscription Acceptance

Subscriptions are not binding until accepted by us.  Deposit of funds in the escrow account until the satisfaction of the conditions listed above will not be considered an acceptance of the subscription to which the funds relate.  We reserve the right to accept or reject subscriptions, in whole or in part, in our sole discretion.  This permits us to refuse to sell shares to any person submitting a subscription agreement or to accept part but not all of a subscription so that a subscriber might ultimately be issued fewer than the full number of shares for which he or she subscribes.  In determining which subscriptions to accept, in whole or in part, we may take into account the order in which subscriptions are received and a subscriber’s potential to do business with, or to refer customers to, Bank of Manhattan.

In the event we reject all or a part of your subscription, the escrow agent will refund by mail all or the appropriate portion of the amount paid in by you with the subscription, together with any interest earned thereon, promptly after the rejection.  This offering will be terminated, no shares will be issued and no subscription proceeds will be released from escrow to us unless we have accepted subscriptions and received payment for at least 2,150,000 shares, and we have received final approval from the Comptroller of the Currency to open Bank of Manhattan.  If these conditions don’t occur by                   , 2007 or by [Extended Expiration Date] or the offering is terminated early for other reasons, all subscription proceeds will be returned promptly by mail in full together with any interest earned thereon.  All costs and expenses of the offering and of organizing Manhattan Bancorp and Bank of Manhattan will be borne by our directors if all subscriptions are canceled.

We will issue and mail certificates representing the shares as soon as practicable after subscription proceeds are released from the escrow account.

Determination of Offering Price

The offering price is arbitrary in terms of value. Our directors chose a $10.00 per share offering price because that is consistent with the price set for other de novo community banks and bank holding companies in California in recent years.  The price bears no relationship to our assets, book value, earnings or other established criteria of value.

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

The amount of net proceeds will depend on the total number of shares of common stock sold in the offering and the expenses incurred in connection with the offering.  We estimate the net proceeds to be between $20.2 million in the event of the minimum offering and $28.7 million in the event of the maximum offering.

We intend to (i) infuse most of the net proceeds to capitalize Bank of Manhattan, (ii) to pay our organizational expenses and (iii) to retain the rest of the proceeds at the holding company level for capital needs that arise in the future.  We intend to capitalize Bank of Manhattan with $20 million in the event of the minimum offering and up to $28.25 million in the event of the maximum offering, provided we may maintain more working capital at the holding company level at the discretion of our Board of Directors as long as we capitalize Bank of Manhattan with at least $20 million.  Out of the net proceeds which we use to capitalize Bank of Manhattan, Bank of Manhattan will repay to us any amounts that we advance on behalf of Bank of Manhattan for its organizational and pre-opening expenses, including amounts we advance for tenant improvements and for furniture, fixtures and equipment. We estimate that after repayment to us of advances we have made to Bank of Manhattan, Bank of Manhattan will have working capital of approximately $18.4 million in the event of the minimum offering and $26.6 million in the event of the maximum offering.  We expect Bank of Manhattan to use the working capital primarily to fund loans and investments.

Total organizational and pre-opening expenses for Bank of Manhattan are estimated at $1,642,468.  Of these total organizational and pre-opening expenses, we anticipate that approximately $400,000 of such amount will be spent on tenant improvements, $443,250 of such amount will be spent on furniture, fixture and equipment and $799,218 will be spent on other organizational and pre-opening expenses for Bank of Manhattan.  These other organizational and pre-opening expenses include payment of consulting and legal fees, pre-opening rent, pre-opening personnel compensation and benefits and computer equipment and software.

To date, we have been funding our organizational and offering expenses and the organizational and pre-opening expenses of Bank of Manhattan from the $450,000 capital contribution made by our directors.  We expect our total organizational and offering expenses (not including commissions and marketing fees) to be about $173,175, and Bank of Manhattan’s total organizational and pre-opening expenses, to be about $799,218 (not including furniture, fixtures and equipment and tenant improvements).  We will continue to incur these expenses through the date of the completion the offering and release of the subscription proceeds from the escrow account. In order to fund these expenses we intend to obtain a working capital line of $500,000 from an unaffiliated third party lender to cover any shortfall in funding our organizational and offering expenses, and the organizational and pre-opening expenses of Bank of Manhattan, prior to the closing of the offering.  We anticipate that Kyle Ransford, our Chairman, and if required by our lender, certain of our other directors, will personally guarantee this line of credit.  We also anticipate that our directors would make further advances of funds, as needed, to cover our organizational and offering expenses and to cover any organizational and pre-opening expenses of the Bank of Manhattan.  Any third party loans and any advances made by our directors would be repaid to them upon the closing of the offering and repayment by Bank of Manhattan of any advances we have made.  See “Management’s Plan of Operation,” and “Executive Compensation — Transactions.”

The following presentation of use of proceeds of the offering assumes that all of the regulatory approvals are received by us and the offering proceeds are released from the escrow account and Bank of Manhattan is fully capitalized by July 2007.

	Minimum Shares		Maximum Shares

Offering Proceeds	$21,500,000		$30,000,000
Less:
Commissions, sales management fee and expenses (1)	$1,135,000		$1,135,000
Offering expenses(2)	$138,175		$138,175
Net offering proceeds	$20,226,825		$28,726,825
Anticipated use of proceeds by Manhattan Bancorp:
Capitalization of Bank of Manhattan through purchase of common stock	$20,000,000		$28,250,000
Organizational expenses Manhattan Bancorp (3)	$35,000		$35,000
Working capital	$191,825		$441,825
Total	$20,226,825		$28,726,825

Anticipated use of capital by Bank of Manhattan:
Organizational and pre-opening expenses	$799,218	(4)	$799,218	(4)
Furniture, fixtures and equipment	$443,250	(4)	$443,250	(4)
Tenant Improvements	$400,000	(4)	$400,000	(4)
Working capital	$18,357,532		$26,607,532
Total	$20,000,000		$28,250,000

(1)  Assumes Carpenter & Company places 2,000,000 shares in the event of both the minimum offering and the maximum offering.

(2)  Offering expenses consist of various filing fees, printing expenses, escrow agent fees, transfer agent fees and accounting and legal fees and expenses.

(3)  These expenses consist primarily of accounting fees and legal fees other than in connection with the offering.

(4)  These expenses will be advanced by Manhattan Bancorp prior to the opening of Bank of Manhattan, and will be reimbursed by Bank of Manhattan to Manhattan Bancorp following the capitalization of Bank by Manhattan Bancorp.

OUR POLICY REGARDING DIVIDENDS

Initially, our only source of dividends will be dividends paid to us by Bank of Manhattan.  Bank of Manhattan does not intend to pay any dividends to us during the early years of its operations so that it can retain capital to support its growth.  Payment of dividends by Bank of Manhattan is also limited by regulatory requirements and limitations.  See “Description of Capital Stock of Manhattan Bancorp—Common Stock—Dividends.”   Our future dividend policy will be subject to the discretion of our Board of Directors and will depend upon a number of factors, including future earnings, financial condition, liquidity and general business conditions.  No assurance can be given that our earnings will permit the payment of cash dividends in any amount in the future.

MARKET FOR OUR COMMON STOCK

As a recently organized company, we have never issued capital stock except for the shares issued to our directors in order to fund our organizational and offering expenses and to fund the advance of organizational and pre-opening expenses for Bank of Manhattan.  Accordingly, there is no established market for our stock.  Following the completion of the offering, we do not anticipate that our common stock will be actively traded for some time.  We have no current plans to list our shares on any exchange or to have them quoted on the National Association of Securities Dealers Automated Quotation System.

However, we will seek the assistance of securities brokers in matching buyers and sellers of our common stock after Bank of Manhattan opens for business, and we anticipate that our shares will be quoted on the OTC Bulletin Board within several months after we open for business, although there can be no assurance that this will be the case.

The development of an active trading market, whether or not a stock is reported on an exchange or listed for quotation on an inter-dealer quotation system, or the OTC Bulletin Board, depends on the existence of willing buyers and sellers.  Although we do not know the number of shareholders who will purchase shares in the offering, because we have a minimum offering requirement of 2,500 shares, we do not believe we will initially have enough shareholders for an active trading market to develop.  Only investors who have a long term interest should take part in this offering because investors may not be able to sell their shares when they desire or at a price equal to or above their original purchase price.

OUR BUSINESS

Manhattan Bancorp

Manhattan Bancorp was incorporated in the State of California on August 8, 2006 under the name Cardinal Bancorp.   On September 6, 2006 we filed a Certificate of Amendment to our Articles of Incorporation to change our name to First Manhattan Bancorp, and subsequently, on October 31, 2006, we filed a Certificate of Amendment to our Articles of Incorporation to change our name to Manhattan Bancorp.

Manhattan Bancorp has not yet engaged in any business activity.  Our initial business will be to own 100% of the shares of Bank of Manhattan.  We will file an application with the Federal Reserve for authority to become a bank holding company after we receive preliminary approval from the Comptroller of the Currency to organize Bank of Manhattan.  While we don’t know of any reason that we would not obtain this preliminary approval, or that we would not be able to comply with any conditions that might be contained in such approval, we cannot be certain that we will be able to obtain such approval or meet any condition that may be contained in any such approval.

At the present time, Manhattan Bancorp has no plans to engage in any activities other than acting as a bank holding company for Bank of Manhattan, although in the future, Manhattan Bancorp may consider engaging in other activities which are permissible for a bank holding company provided that engaging in such activities is deemed by the Board of Directors to be in the best interest of Manhattan Bancorp and its shareholders.

Initially, we will neither own nor lease any property, but will instead use the premises, equipment and furniture of Bank of Manhattan. At the present time, we intend to employ only persons who are officers of Bank of Manhattan to serve as our officers. These persons will not be separately compensated by us.

Bank of Manhattan

On December 12, 2006 we filed an Application for Authority to Organize Bank of Manhattan with the Comptroller of the Currency.  We have not yet received preliminary approval to organize the Bank.  Once we receive preliminary approval to organize, our directors, who are also the organizers of Bank of Manhattan, will execute and file with the Comptroller of the Currency Bank of Manhattan’s Articles of Association and Organization Certificate, thereby establishing our corporate existence under the laws of the United States.

Bank of Manhattan also filed an Application for Insurance of Accounts with the Federal Deposit Insurance Corporation on December 12, 2006.  We have not yet received conditional approval of this application.

While we do not know any reason why we would not obtain approval from the Comptroller of the Currency to organize Bank of Manhattan, or from the FDIC to insure our accounts, or that we would not be able to comply with any condition that might be contained in these approvals, we cannot be certain that we will be able to obtain these approvals or meet any conditions that might be contained in these approvals.

We intend to commence operations in the third quarter of 2007 or as soon as reasonably practicable thereafter.  Licensing of Bank of Manhattan to commence operations is dependent upon compliance with certain conditions and procedures in accordance with federal banking laws, including the contribution to Bank of Manhattan of capital of at least $20,000,000 from this offering.   Any delay in the commencement of operations is likely to increase our estimated organization and pre-opening expenses.  See “How we Intend to Use the Proceeds from this Offering.”

As of the date of this prospectus, we have not conducted or been authorized to conduct a banking business.  Upon issuance of our charter by the Comptroller of the Currency, we will engage in the general commercial banking business.

Our Business Strategy

Our goal is to operate and grow Bank of Manhattan into a profitable community-oriented financial institution serving primarily small and medium-sized businesses, business service professionals and owners/owner-users of commercial, industrial, and multi-family properties in the Los Angeles County market areas, with particular emphasis on the South Bay, Westside and Los Angeles airport areas of Los Angeles County in Southern California.  To implement this business strategy, we will strive to:

•         capitalize on the knowledge of our outside directors and executive management on the local banking market;

•         maintain a strong asset quality by knowing our customers in order to minimize credit risk;

•         maintain a marketing culture by empowering our customer relationship managers;

•         leverage contacts of directors to support early stage growth;

•         hands on management—both in our bank and within our target market;

•         develop customer relationships to attract new core deposits with a low cost of funds; and

•         meet the needs of our customers through a service-oriented approach to banking, which emphasizes delivering a consistent and quality level of professional service in the communities that we serve.

Banking Services Generally

We intend to establish deposit relationships with small and medium-sized businesses, their owners and key executives.  Our deposit generation efforts will be concentrated in seeking business checking and money market accounts.  In addition, we will market our deposit products to the local community and will offer a full range of deposit accounts, including non-interest bearing demand deposit accounts, interest bearing checking accounts, regular savings accounts, and certificates of deposit.  We will offer cash management services to our commercial checking account customers.  We will also offer other customary banking products and services, including, among other things, wire transfers, electronic bill presentment and payment and overdraft protection.

We will use the deposits we generate, as well as the proceeds from this offering and other sources of funds to originate loans.  We anticipate that the substantial majority of our loans will be loans secured by commercial real estate.  We will also make construction loans to support the construction and conversion of commercial and residential properties.   In addition to this commercial real estate orientation, we will extend traditional commercial and industrial loans.  To a much lesser extent, we will make home equity loans and installment loans.  We intend to hire loan officers and relationship managers on the basis of their previous experience serving the credit needs of the business community.  Our business plan does not contemplate transaction only loans, such as SBA financing, rather, we intend to generate loans reflective of comprehensive relationship banking.  We will not originate loans that are deemed sub-prime credits or predatory lending.  We will not conduct credit card operations.

We will also offer Internet banking service which will allow customers to review their account information, transact account transfers, issue stop payment orders, pay bills, transfer funds, order checks and inquire regarding credit products electronically through the Internet.  While we will not have an automated teller machine at our premises, we will offer debit cards to our customers which allow them access to a nationwide network of automated teller machines.  We do not presently anticipate operating a trust department for the foreseeable future.  Our deposits will be insured by the FDIC up to the applicable limits thereof, subject to approval of our application for insurance of accounts by the FDIC.  Additionally, like all national banks, we will be a member of the Federal Reserve System.

Lending Activities

We intend to have a loan portfolio comprised of quality credits and to achieve a diversification in our loan portfolio through a broad composition of product type, borrower characteristics, secondary collateral and industrial composition.  The underwriting criteria we will use, such as loan-to-value, debt service coverage, loan covenants and credit ratios will be comparable to that used by commercial banks with consistently high quality loan portfolios.  Further, our President and Chief Executive Officer, our proposed Chief Credit Officer and two of our directors have strong backgrounds in credit which should assist us in our goal of achieving a high quality loan portfolio.

Under national banking laws, Bank of Manhattan is limited in the amount it can loan to a single borrower to no more than 15% of the bank’s statutory capital base, unless the entire amount of the loan is secured by readily marketable collateral.  In no event, however, may the loan be greater than 25% of a bank’s statutory capital base.  We anticipate that our lending limit, assuming the minimum offering, will be approximately $3 million for unsecured loans and $5 million for loans fully secured by readily marketable collateral.

Commercial Real Estate Loans.    Our lending staff will originate and underwrite commercial real estate loans primarily on Los Angeles County properties.  We intend to hold the substantial majority of commercial real estate loans in our portfolio; however, we may chose to sell participations in loans when the financing requested by a customer exceeds our legal lending limit or presents an unwanted concentration.  We will establish maximum loan-to-value ratios in line with regulatory guidelines for the categories of real property.

A commercial project financed must be supported by a market analysis or appraisal that evidences a viable purpose.  Underwriting standards for commercial real estate loans will vary depending upon the type of collateral.  The underwriting will be subject to an analysis of the ratio of net operating income to current debt service, vacancy rates of the relevant market, projected new commercial space coming on stream, leasing history and lease rate and the length of property ownership of the borrower.

We will finance both owner-occupied and non-owner—occupied properties and offer both fixed and floating rate loans.  Non-owner occupied commercial real estate loans are likely to be more prevalent in our initial years of operations as an initial source of earning assets as we seek to develop the borrowing relationships associated with commercial and industrial loans and loans on owner-occupied properties.

Construction Loans.  We will originate and underwrite loans to facilitate the financing of construction projects, including residential, small residential tract, multi-family and commercial properties.  Construction loans will adjust with changes in the commercial prime rate or comparable short-term market indices.  The average maturity of construction loans is estimated to be between 12 and 18 months.  Third-party inspectors, hired by Bank of Manhattan at the borrower’s cost, will conduct construction inspections before financing draws are extended.

Commercial and Industrial Loans.  In addition to real estate loans, Bank of Manhattan will also extend unsecured and equipment-secured (non secured by real estate) loans and lines of credit for commercial and industrial uses.  The primary use of the commercial and industrial loans will be to provide cash flow and working capital, fund equipment purchases, tenant improvements or inventories and to finance accounts receivable.  As a secondary source of repayment, commercial and industrial loans may also be secured by real estate or other collateral.  Commercial loans may be secured (other than by real estate) by equipment, compensating balances, UCC filings, letters of credit and trade credit.  We will also extend unsecured, deposit-related, single-payment or installment commercial loans.

 We anticipate that a majority of our commercial loans, including working capital and other unsecured loans, will re-price based upon changes in market rates.  Commercial loans will also include equipment financing, secured by UCC filings.  Equipment loans will generally be structured as fixed-rate loans with stated maturities, probably ranging from five to seven years.  Term loans will be extended to finance the acquisition of business entities, equipment and/or leasehold improvements.  Such term loans will be made to borrowers with a demonstrated history of profitable operations, a diverse customer base, with a typical term of three to five years.    Commercial loans carry more risk than real estate based loans.  Small to medium sized businesses generally have less capacity than large businesses or wealthy individual to repay loans in the event of an economic downturn or other adversity.   We will seek to mitigate these risks through careful underwriting.

Consumer Loans.  To a limited extend, Bank of Manhattan will provide credit to retail customers and for the personal needs of the principals and key employees of our business customers.  This consumer lending program will fit our strategy of becoming a relationship bank with our customer base.  Consumer loans typically will be home equity loans and home equity lines of credit.  The home equity loans typically will re-price with changes in market interest rates, typically with the commercial bank prime rate.  We may also extend installment lending, such as automobile or recreational vehicle financing as a special accommodation to a valued customer.

Competition

The banking business in California generally, and specifically in the market area which we will serve, is highly competitive with respect to virtually all products and services and has become increasingly so in recent years.  The industry continues to consolidate and strong, unregulated competitors have entered banking markets with focused products targeted at highly profitable customer segments.  Many largely unregulated competitors are able to compete across geographic boundaries and provide customers increasing access to meaningful alternatives to banking services in nearly all significant products.  These competitive trends are likely to continue.  We will compete for loans and deposits with other commercial banks, as well as with savings and loan associations, credit unions, thrift and loan companies, and other financial and non-financial institutions.  With respect to commercial bank competitors, the business is largely dominated by a relatively small number of major banks with many offices operating over a wide geographical area, which banks have, among other advantages, the ability to finance wide-ranging and effective advertising campaigns and to allocate their investment resources to regions of highest yield and demand.  Many of the major banks operating in the area offer certain services which we will not offer directly (but some of which we intend to offer through correspondent institutions.)  By virtue of their greater total capitalization, such banks also have substantially higher lending limits than we will have.

In addition to other banks, our competitors will include savings institutions, credit unions, and numerous non-banking institutions, such as finance companies, leasing companies, insurance companies, brokerage firms, and investment banking firms.  In recent years, increased competition has also developed from specialized finance and non-finance companies that offer money market and mutual funds, wholesale finance, credit card, and other consumer finance services, including on-line banking services and personal finance software.  Strong competition for deposit and loan products affects the rates of those products as well as the terms on which they are offered to customers.  Mergers between financial institutions have placed additional pressure on banks within the industry to streamline their operations, reduce expenses, and increase revenues to remain competitive.  Competition has also intensified due to federal and state interstate banking laws, which permit banking organizations to expand geographically, and the California market has been particularly attractive to out-of-state institutions.  The Financial Modernization Act, which became effective March, 2000, made it possible for full affiliations to occur between banks and securities firms, insurance companies, and other financial companies, has also intensified competitive conditions.  (See “Regulation and Supervision – Financial Modernization Act” herein.)

Technological innovation has also resulted in increased competition in the financial services market.  Such innovation has, for example, made it possible for non-depository institutions to offer customers automated transfer payment services that previously have been considered traditional banking products.  In addition, many customers now expect a choice of several delivery systems and channels, including telephone, mail, home computer, ATMs, self-service branches, and/or in-store branches. In addition to other banks, the sources of competition for such products include savings associations, credit unions, brokerage firms, money market and other mutual funds, asset management groups, finance and insurance companies, and mortgage banking firms.  Further, the rise of “internet banking” may require us to compete with remote entities soliciting customers in our market areas via web based advertising and product delivery.

In order to compete effectively, we intend to create a sales and service culture that combines the experience of our senior officers, which includes the extensive sales orientation of larger financial institutions, with the commitment to service and a focus on the individual needs of our business customers that is found at the best community banks.  We will seek to provide a level of service and decision-making responsiveness not generally offered by larger institutions while at the same time providing a management sophistication not universally contained at local community banks.

Our primary service area consists of the County of Los Angeles, with a particular emphasis on the Westside, South Bay and Los Angeles airport areas.  As in most major U.S. cities, large banks dominate the banking industry in Los Angles County.  However, rather than these large financial institutions, we believe our primary competitors for the small and medium-sized business customer will be the community banks that can provide the service and responsiveness attractive to small and medium-sized business customers.

Within Los Angeles County, based on data from the FDIC as of June 30, 2006, there were 75 headquartered banks.  Of these 75 banks, 19 banks reported assets in excess of $1 billion bringing the count of “community-like” banks to 56.  Of these 56 banks with less than $1 billion in assets, there were eight banks owned by large out-of-state holding companies, and there were two industrial banks.  Of the remaining 46 banks, 19 had an Asian-American focus and one is Hispanic-owned.  Eliminating those banks, there are 26 traditionally-mainstream community banks in Los Angeles County.  Of those 26 banks, 11 are geographically distant not to be competitive with Bank of Manhattan, leaving a relevant competition of 15 banks within a 20 mile radius of Bank of Manhattan.  Of these 15 institutions, we believe that only seven are comparable to us in their small to medium-sized business lending concentration.

Premises

We are currently negotiating a lease for Bank of Manhattan’s main office and our corporate headquarters to be located at 2141 Rosecrans Avenue, Suite 1160, in the City of El Segundo.  The lease will be for a term of seven years, with one option to renew for five years, commencing upon the completion of tenant improvements to the premises, which we currently estimate to be completed about June 1, 2007.  We will occupy approximately 7,600 square feet on the ground floor of a six-story multi-tenant building complex known as The Plaza at Continental Park.  The initial base rental will be $19,807 per month, with annual increases of 3% per year.  The lease will provide that the landlord will provide us with an allowance of approximately $293,000 for tenant improvements and we anticipate that we will contribute an additional approximately $400,000 toward tenant improvements.  The lease will also require that we obtain a letter of credit in favor of our landlord in the amount of approximately $293,000 to secure our obligations under the lease.  We also anticipate spending an additional $443,250 towards furniture, fixtures and equipment at these premises.  The lease will also provide that if we do not receive approval to open the Bank of Manhattan the lease will be terminated without any further cost to us.  We anticipate that Manhattan Bancorp will be the initial tenant under the lease, and that the lease will be assigned by us to Bank of Manhattan after the bank’s organization.

Until our new offices are completed, we have leased, from the same landlord who will lease to us our main office, organizational offices at a rate of $3,500 per month, on a month-to-month basis, at 2221 Rosecrans Avenue, Suite 131, El Segundo, California.

Employees

As of the date of this prospectus, Jeffrey Watson, our President and Chief Executive Officer and 3 other persons assisting in our organization are the only persons receiving compensation from us.  Mr. Watson has been retained pursuant to the terms of a consulting agreement until such time as the Bank of Manhattan opens for business.  Thereafter, Mr. Watson will be paid by the Bank of Manhattan pursuant to the terms of an employment agreement. See “Executive Compensation – Future Employment Agreements.”  At the time Bank of Manhattan opens for business we anticipate that we will have a total of 24 full time equivalent employees, including our executive officers.

MANAGEMENT’S PLAN OF OPERATION

Manhattan Bancorp was incorporated under the laws of the State of California on August 8, 2006 for the purpose of becoming a bank holding company that would own all of the outstanding shares of capital stock of Bank of Manhattan, a proposed national bank.  We anticipate that we will receive regulatory approval to open Bank of Manhattan during the third quarter of 2007, assuming this offering is successful, and open the bank shortly after that.  There can be no assurance however, that we will receive approval to open Bank of Manhattan or that the bank will open.

Prior to this offering the only material source of funds for Manhattan Bancorp has been the investment by our directors in our shares for the purpose of providing organizational and offering expenses for Manhattan Bancorp and for advancing the organizational and pre-opening expenses for Bank of Manhattan.  Prior to this offering we sold an aggregate of 45,000 shares of our common stock to our 9 directors ($50,000 per director) in a private placement at the purchase price of $10.00 per share for total gross proceeds to us of $450,000.  In order to fund additional organizational and offering expenses for Manhattan Bancorp, and organizational and pre-opening expenses for Bank of Manhattan, we intend to obtain a working capital line of $500,000 from an unaffiliated third party lender to cover any shortfall in funding these expenses prior to the closing of the offering.  We anticipate that our Chairman, Kyle Ransford, and, if required by the lender, certain of our other directors, will personally guarantee this line of credit.  We also anticipate that our directors would make further advances of funds, as needed, to cover our organizational and offering expenses and to cover any organizational and pre-opening expenses of the Bank of Manhattan prior to the opening of the Bank of Manhattan.  Any third party loans and any advances made by our directors would be repaid to them upon the closing of the offering.  Further, we anticipate obtaining an approximately $293,000 standby letter of credit from an unaffiliated bank to secure our obligations to our prospective landlord under the lease for our main office.

Once Bank of Manhattan receives preliminary approval to organize from the Comptroller of the Currency, we will focus on completing the steps necessary to enable Bank of Manhattan to open for business, including preparing our site, our information systems, our computer software and hardware, our internal controls, and our policies and procedures.  We anticipate that we will spend approximately $400,000 for tenant improvements to our main office as well as an additional $443,250 for furniture, fixtures and equipment.  Other pre-opening expenses are anticipated to total $799,218, and include, among other things, occupancy expense, personnel expense, legal and consulting fees and computer equipment and software.  Jeffrey Watson, our President and Chief Executive Officer, is currently retained by us pursuant to the terms of a consulting agreement to provide his services with respect to the organization of Bank of Manhattan.  See “Executive Compensation – Consulting Agreement.”  We anticipate that our Chief Credit Officer and our Chief Financial Officer, will be retained by us as consultants soon after we receive preliminary approval to organize so that they can assist us with pre-opening matters for Bank of Manhattan.  These two individuals will be employed by us pursuant to employment agreements which will commence when the Bank of Manhattan opens for business.  We also anticipate identifying a Chief Operating Officer prior to the opening of Bank of Manhattan who would also be employed by us pursuant to an employment agreement.  See “Executive Compensation – Future Employment Agreements.”

Manhattan Bancorp is newly formed and it has, and the Bank of Manhattan when it is formed will have, no prior operating history.  Our operating results will depend on the operating results of the Bank of Manhattan.  Bank of Manhattan’s success and profitability will depend in large part on our ability to attract a customer base.   Initially, we will rely heavily on our directors as a source of customer referrals.  We will ask each of our directors to identify at least five quality client referrals per year over our initial three years of operations.  We intend to hire proven business development relationship managers and loan officers with marketing experience to contact these customers and generate loans and deposits.    However, there can be no assurance that we will be successful in attracting the quality customers that we will need to achieve profitability.  In addition to our four executive officers, when we commence operations we anticipate that we will have an additional 21 employees, including seven relationship managers (lending officers) and two credit analysts, for a total of 24 full time equivalent employees.

Bank of Manhattan will incur substantial operating expenses, and there are no assurances as to when, if ever, Bank of Manhattan will make a profit.  Assuming that we raise the minimum net proceeds from this offering, we presently believe that we will have sufficient capital resources to meet our commitments for at least the next twelve months of operations.

REGULATION AND SUPERVISION

Both federal and state law extensively regulate bank holding companies.  This regulation is intended primarily for the protection of depositors and the deposit insurance fund and not for the benefit of shareholders of Manhattan Bancorp.  The following is a summary of particular statutes and regulations affecting Manhattan Bancorp and Bank of Manhattan.  This summary is qualified in its entirety by the statutes and regulations.

Regulation of Manhattan Bancorp

Manhattan Bancorp will be a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and will be regulated by the Federal Reserve Board.  Manhattan Bancorp will be required to file periodic reports with the Federal Reserve Board and such additional information as the Federal Reserve Board may require pursuant to the Bank Holding Company Act.  The Federal Reserve Board may conduct examinations of Manhattan Bancorp and its subsidiaries, which will include Bank of Manhattan.

The Bank Holding Company Act requires every bank holding company to obtain the prior approval of the Federal Reserve Board before acquiring substantially all the assets of any bank or bank holding company or ownership or control of any voting shares of any bank or bank holding company, if, after the acquisition, it would own or control, directly or indirectly, more than 5% of the voting shares of the bank or bank holding company.

Manhattan Bancorp will be prohibited by the Bank Holding Company Act, except in statutorily prescribed instances, from acquiring direct or indirect ownership or control of more than 5% of the outstanding voting shares of any company that is not a bank or bank holding company and from engaging directly or indirectly in activities other than those of banking, managing or controlling banks or furnishing services to its subsidiaries.  However, Manhattan Bancorp, subject to notification or the prior approval of the Federal Reserve Board, as applicable in each specific case, may engage in any, or acquire shares of companies engaged in, activities that are deemed by the Federal Reserve Board to be “so closely related to banking” or managing or controlling banks as to be a “proper incident thereto.”

In approving acquisitions by bank holding companies of companies engaged in banking-related activities, the Federal Reserve Board considers whether the performance of any activity by a subsidiary of the holding company reasonably can be expected to produce benefits to the public, including greater convenience, increased competition, or gains in efficiency, which outweigh possible adverse effects, including over-concentration of resources, decrease of competition, conflicts of interest, or unsound banking practices.

The Federal Reserve Board has adopted capital adequacy guidelines for bank holding companies on a consolidated basis substantially similar to those of the Comptroller of the Currency which will be applicable to Bank of Manhattan.  Regulations and policies of the Federal Reserve Board also require a bank holding company to serve as a source of financial and managerial strength to its subsidiary banks.  It is the Federal Reserve Board’s policy that a bank holding company should stand ready to use available resources to provide adequate capital funds to a subsidiary bank during periods of financial stress or adversity and should maintain the financial flexibility and capital-raising capacity to obtain additional resources for assisting a subsidiary bank.  Under certain conditions, the Federal Reserve Board may conclude that certain actions of a bank holding company, such as a payment of a cash dividend, would constitute an unsafe and unsound banking practice.

Manhattan Bancorp will be required to give the Federal Reserve Board prior written notice of any repurchase of its outstanding equity securities which (for a period of 12 months) is equal to 10% or more of Manhattan Bancorp’s consolidated net worth, unless certain conditions are met.

Bank holding company transactions with subsidiaries and other affiliates are restricted, including qualitative and quantitative restrictions on extensions of credit and similar transactions.

The securities of Manhattan Bancorp will also be subject to the requirements of the Securities Act, and matters related thereto will be regulated by the Securities and Exchange Commission.  Certain issuances may also be subject to the California’s corporate securities law as administered by the California Commissioner of Corporations.  Manhattan Bancorp, upon effectiveness of the registration statement of which this prospectus constitutes a part, will be subject to the public reporting requirements of the Securities and Exchange Act of 1934, as amended generally applicable to publicly held companies, under Section 15(d) of the Exchange Act.  Companies which file a registration statement under the Securities Act are required under Section 15(d) of the Exchange Act for at least a 12-month period after the effectiveness of such registration statement to file periodic quarterly and annual reports under the Securities Act.  If and when Manhattan Bancorp has more than 500 shareholders of record, it will be required to register its securities with the Securities and Exchange Commission under Section 12(g) of the Exchange Act at which time its filing of periodic reports, as well as certain other reporting obligations, will become mandatory.

Regulation of Bank of Manhattan

As a national banking association, Bank of Manhattan will be subject to regulation, supervision and examination by the Comptroller of the Currency.  It will also be a member of the Federal Reserve System and, as such, will be subject to applicable provisions of the Federal Reserve Act and the regulations promulgated thereunder by the Board of Governors of the Federal Reserve System.  In addition, the deposits of Bank of Manhattan will be insured by the Federal Deposit Insurance Corporation to a maximum of $100,000 per depositor, and up to a maximum of $250,000 with respect to certain retirement accounts.  For this protection, Bank of Manhattan will pay a quarterly assessment to the FDIC and will be subject to the rules and regulations of the FDIC pertaining to deposit insurance and other matters.  The regulations of those agencies will govern most aspects of Bank of Manhattan’s business, including the making of periodic reports by Bank of Manhattan, and Bank of Manhattan’s activities relating to dividends, investments, loans, borrowings, capital requirements, certain check-clearing activities, branching, mergers and acquisitions, reserves against deposits, the issuance of securities and numerous other areas.

The earnings and growth of Bank of Manhattan will largely be dependent on its ability to maintain a favorable differential or “spread” between the yield on its interest-earning assets and the rate paid on its deposits and other interest-bearing liabilities.  As a result, Bank of Manhattan’s performance will be influenced by general economic conditions, both domestic and foreign, the monetary and fiscal policies of the federal government, and the policies of the regulatory agencies, particularly the Federal Reserve Board.  The Federal Reserve Board implements national monetary policies (such as seeking to curb inflation and combat recession) by its open-market operations in United States Government securities, by adjusting the required level of reserves for financial institutions subject to its reserve requirements and by varying the discount rate applicable to borrowings by banks which are members of the Federal Reserve System.  The actions of the Federal Reserve Board in these areas influence the growth of bank loans, investments and deposits and also affect interest rates charged on loans and deposits.  The nature and impact of any future changes in monetary policies cannot be predicted.

Capital Adequacy Requirements

Bank of Manhattan will be subject to the regulations of the Comptroller of the Currency governing capital adequacy.  Those regulations incorporate both risk-based and leverage capital requirements.  The Comptroller has established risk-based and leverage capital guidelines for the banks it regulates, which set total capital requirements and define capital in terms of “core capital elements,” or Tier 1 capital and “supplemental capital elements,” or Tier 2 capital.  Tier 1 capital is generally defined as the sum of the core capital elements less goodwill and certain intangibles.  The following items are defined as core capital elements:  (i) common stockholders’ equity; (ii) qualifying non-cumulative perpetual preferred stock and related surplus; and (iii) minority interests in the equity accounts of consolidated subsidiaries.  Supplementary capital elements include:  (i) allowance for loan and lease losses (but not more than 1.25% of an institution’s risk-weighted assets); (ii) perpetual preferred stock and related surplus not qualifying as core capital; (iii) hybrid capital instruments, perpetual debt and mandatory convertible debt instruments; and (iv) term subordinated debt and intermediate-term preferred stock and related surplus.  The maximum amount of supplemental capital elements which qualifies as Tier 2 capital is limited to 100% of Tier 1 capital, net of goodwill.

Bank of Manhattan will be required to maintain a minimum ratio of qualifying total capital to total risk-weighted assets of 8.0% (“Total Risk-Based Capital Ratio”), at least one-half of which must be in the form of Tier 1 capital (“Tier 1 Risk-Based Capital Ratio”).  Risk-based capital ratios are calculated to provide a measure of capital that reflects the degree of risk associated with a banking organization’s operations for both transactions reported on the balance sheet as assets, and transactions, such as letters of credit and recourse arrangements, which are recorded as off-balance sheet items.  Under the risk-based capital guidelines, the nominal dollar amounts of assets and credit-equivalent amounts of off-balance sheet items are multiplied by one of several risk adjustment percentages, which range from 0% for assets with low credit risk, such as certain U. S. Treasury securities, to 100% for assets with relatively high credit risk, such as business loans.

The risk-based capital standards also take into account concentrations of credit and the risks of “non-traditional” activities (those that have not customarily been part of the banking business). The regulations require institutions with high or inordinate levels of risk to operate with higher minimum capital standards, and authorize the regulators to review an institution’s management of such risks in assessing an institution’s capital adequacy.

The risk-based capital regulations also include exposure to interest rate risk as a factor that the regulators will consider in evaluating a bank’s capital adequacy, although interest rate risk does not impact the calculation of a bank’s risk-based capital ratios.  Interest rate risk is the exposure of a bank’s current and future earnings and equity capital arising from adverse movements in interest rates.  While interest risk is inherent in a bank’s role as financial intermediary, it introduces volatility to bank earnings and to the economic value of the bank.

Banks are also required to maintain a leverage capital ratio designed to supplement the risk-based capital guidelines.  Banks that have received the highest rating of the five categories used by regulators to rate banks and are not anticipating or experiencing any significant growth must maintain a ratio of Tier 1 capital (net of all intangibles) to adjusted total assets (“Leverage Capital Ratio”) of at least 3%.  All other institutions are required to maintain a leverage ratio of at least 100 to 200 basis points above the 3% minimum, for a minimum of 4% to 5%.  Pursuant to federal regulations, banks must maintain capital levels commensurate with the level of risk to which they are exposed, including the volume and severity of problem loans, and federal regulators may set higher capital requirements when a bank’s particular circumstances warrant.

Prompt Corrective Action Provisions

Federal law requires each federal banking agency to take prompt corrective action to resolve the problems of insured financial institutions, including but not limited to those that fall below one or more prescribed minimum capital ratios.  The federal banking agencies have by regulation defined the following five capital categories: “well capitalized” (Total Risk-Based Capital Ratio of 10%; Tier 1 Risk-Based Capital Ratio of 6%; and Leverage Capital Ratio of 5%); “adequately capitalized” (Total Risk-Based Capital Ratio of 8%; Tier 1 Risk-Based Capital Ratio of 4%; and Leverage Capital Ratio of 4%) (or 3% if the institution receives the highest rating from its primary regulator); “undercapitalized” (Total Risk-Based Capital Ratio of less than 8%; Tier 1 Risk-Based Capital Ratio of less than 4%; or Leverage Capital Ratio of less than 4%) (or 3% if the institution receives the highest rating from its primary regulator); “significantly undercapitalized” (Total Risk-Based Capital Ratio of less than 6%; Tier 1 Risk-Based Capital Ratio of less than 3%; or Leverage Capital Ratio less than 3%); and “critically undercapitalized” (tangible equity to total assets less than 2%).  A bank may be treated as though it were in the next lower capital category if after notice and the opportunity for a hearing, the appropriate federal agency finds an unsafe or unsound condition or practice so warrants, but no bank may be treated as “critically undercapitalized” unless its actual capital ratio warrants such treatment.

At each successively lower capital category, an insured bank is subject to increased restrictions on its operations.  For example, a bank is generally prohibited from paying management fees to any controlling persons or from making capital distributions if to do so would make the bank “undercapitalized.”  Asset growth and branching restrictions apply to undercapitalized banks, which are required to submit written capital restoration plans meeting specified requirements (including a guarantee by the parent holding company, if any).  “Significantly undercapitalized” banks are subject to broad regulatory authority, including among other things, capital directives, forced mergers, restrictions on the rates of interest they may pay on deposits, restrictions on asset growth and activities, and prohibitions on paying bonuses or increasing compensation to senior executive officers without FDIC approval.  Even more severe restrictions apply to critically undercapitalized banks.  Most importantly, except under limited circumstances, not later than 90 days after an insured bank becomes critically undercapitalized, the appropriate federal banking agency is required to appoint a conservator or receiver for the bank.

In addition to measures taken under the prompt corrective action provisions, insured banks may be subject to potential actions by the federal regulators for unsafe or unsound practices in conducting their businesses or for violations of any law, rule, regulation or any condition imposed in writing by the agency or any written agreement with the agency.  Enforcement actions may include the issuance of cease and desist orders, termination of insurance of deposits (in the case of a bank), the imposition of civil money penalties, the issuance of directives to increase capital, formal and informal agreements, or removal and prohibition orders against “institution-affiliated” parties.

Safety and Soundness Standards

The federal banking agencies have also adopted guidelines establishing safety and soundness standards for all insured depository institutions.  Those guidelines relate to internal controls, information systems, internal audit systems, loan underwriting and documentation, compensation and interest rate exposure.  In general, the standards are designed to assist the federal banking agencies in identifying and addressing problems at insured depository institutions before capital becomes impaired.  If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to submit a compliance plan and institute enforcement proceedings if an acceptable compliance plan is not submitted.

Premiums for Deposit Insurance

Bank of Manhattan will be a member of the Deposit Insurance Fund, maintained by the FDIC, and will pay deposit insurance assessments to the Deposit Insurance Fund.  The Deposit Insurance Fund was formed on March 31, 2006 following the merger of the Bank Insurance Fund and the Savings Association Insurance Fund in accordance with the Federal Deposit Insurance Reform Act of 2005.

In order to maintain the Deposit Insurance Fund, member institutions are assessed an insurance premium.  The amount of each institution’s premium is currently based on the balance of insured deposits and the degree of risk the institution poses to the Deposit Insurance Fund.  Under the assessment system, the FDIC assigns an institution to one of nine risk categories using a two-step process based first on capital ratios (the capital group assignment) and then on other relevant information (the supervisory subgroup assignment).  Each risk category is assigned an assessment rate.  Assessment rates currently range from 0% of deposits for an institution in the highest category (i.e., well-capitalized and financially sound, with no more than a few minor weaknesses) to 0.27% of deposits for an institution in the lowest category (i.e., undercapitalized and substantial supervisory concerns).

In addition to merging the insurance funds, the Federal Deposit Insurance Reform Act also granted the FDIC additional flexibility in establishing reserves in the Deposit Insurance Fund.  The Federal Deposit Insurance Corporation has issued proposed rules regarding the provisions of the Deposit Insurance Fund.  The finalization and implementation of these rules will likely affect the insurance premiums paid by all members of the Deposit Insurance Fund, including Bank of Manhattan.

In addition, all Federal Deposit Insurance Corporation-insured institutions are required to pay assessments to the Federal Deposit Insurance Corporation at an annual rate of approximately 0.0122% of insured deposits to fund interest payments on bonds issued by the Financing Corporation to fund the closing and disposal of failed thrift institutions by the Resolution Trust Corporation.  These assessments will continue until the Financing Corporation bonds mature in 2017.

Community Reinvestment Act

Bank of Manhattan will be subject to certain requirements and reporting obligations involving Community Reinvestment Act (“CRA”) activities.  The CRA generally requires the federal banking agencies to evaluate the record of a financial institution in meeting the credit needs of its local communities, including low and moderate income neighborhoods. The CRA further requires the agencies to take a financial institution’s record of meeting its community credit needs into account when evaluating applications for, among other things, domestic branches, consummating mergers or acquisitions, or holding company formations.  In measuring a bank’s compliance with its CRA obligations, the regulators now utilize a performance-based evaluation system which bases CRA ratings on the bank’s actual lending service and investment performance, rather than on the extent to which the institution conducts needs assessments, documents community outreach activities or complies with other procedural requirements.  In connection with its assessment of CRA performance, the agencies assign a rating of “outstanding,” “satisfactory,” “needs to improve” or “substantial noncompliance.”

Other Consumer Protection Laws and Regulations

The bank regulatory agencies have been increasingly focusing attention on compliance with consumer protection laws and regulations.  Examination and enforcement has become intense, and banks have been advised to carefully monitor compliance with various consumer protection laws and their implementing regulations. The federal Interagency Task Force on Fair Lending issued a policy statement on discrimination in home mortgage lending describing three methods that federal agencies will use to prove discrimination: overt evidence of discrimination, evidence of disparate treatment, and evidence of disparate impact.  In addition to CRA and fair lending requirements, Bank of Manhattan will be subject to numerous other federal consumer protection statutes and regulations.  Due to heightened regulatory concern related to compliance with consumer protection laws and regulations generally, Bank of Manhattan may incur substantial compliance costs or be required to expend additional funds for investments in the local communities it serves.

Interstate Banking and Branching

The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 regulates the interstate activities of banks and bank holding companies and establishes a framework for nationwide interstate banking and branching.  Since June 1, 1997, a bank in one state has generally been permitted to merge with a bank in another state without the need for explicit state law authorization.  However, states were given the ability to prohibit interstate mergers with banks in their own state by “opting-out” (enacting state legislation applying equality to all out-of-state banks prohibiting such mergers) prior to June 1, 1997.

Since 1995, adequately capitalized and managed bank holding companies have been permitted to acquire banks located in any state, subject to two exceptions: first, any state may still prohibit bank holding companies from acquiring a bank which is less than five years old; and second, no interstate acquisition can be consummated by a bank holding company if the acquiror would control more then 10% of the deposits held by insured depository institutions nationwide or 30% percent or more of the deposits held by insured depository institutions in any state in which the target bank has branches.

In 1995 California enacted legislation to implement important provisions of the Riegle-Neal Act discussed above and to repeal California’s previous interstate banking laws, which were largely preempted by the Riegle-Neal Act.

A bank may establish and operate de novo branches in any state in which the bank does not maintain a branch if that state has enacted legislation to expressly permit all out-of-state banks to establish branches in that state.  However, California law expressly prohibits an out-of-state bank which does not already have a California branch office from (i) purchasing a branch office of a California bank (as opposed to purchasing the entire bank) and thereby establishing a California branch office or (ii) establishing a de novo branch in California.

The changes effected by the Riegle-Neal Act and California laws have increased competition in the environment in which Bank of Manhattan will operate to the extent that out-of-state financial institutions may directly or indirectly enter Bank of Manhattan’s market areas.  It appears that the Riegle-Neal Act has contributed to the accelerated consolidation of the banking industry.  While many large out-of-state banks have already entered the California market as a result of this legislation, it is not possible to predict the precise impact of this legislation on Bank of Manhattan and the competitive environment in which it will operate.

Financial Modernization Act

Effective March 11, 2000, the Gramm-Leach-Bliley Act, also known as the “Financial Modernization Act”, enabled full affiliations to occur between banks and securities firms, insurance companies and other financial service providers.  This legislation permits bank holding companies to become “financial holding companies” and thereby acquire securities firms and insurance companies and engage in other activities that are financial in nature.  A bank holding company may become a financial holding company if each of its subsidiary banks is “well capitalized” and

“well managed” under applicable definitions, and has at least a satisfactory rating under the CRA by filing a declaration that the bank holding company wishes to become a financial holding company.

The Financial Modernization Act defines “financial in nature” to include securities underwriting, dealing and market making; sponsoring mutual funds and investment companies; insurance underwriting and agency; merchant banking activities; and activities that the Board has determined to be closely related to banking.  A national bank also may engage, subject to limitations on investment, in activities that are financial in nature, other than insurance underwriting, insurance company portfolio investment, real estate development and real estate investment, through a financial subsidiary of the bank, if the bank is well capitalized, well managed and has at least a satisfactory CRA rating.  Subsidiary banks of a financial holding company or national banks with financial subsidiaries must continue to be well capitalized and well managed in order to continue to engage in activities that are financial in nature without regulatory actions or restrictions, which could include divestiture of financial subsidiaries.  In addition, a financial holding company or a bank may not acquire a company that is engaged in activities that are financial in nature unless each of the subsidiary banks of the financial holding company or the bank has a CRA rating of satisfactory or better. The Gramm-Leach-Bliley Act also imposes significant requirements on financial institutions with respect to the privacy of customer information, and modifies other existing laws, including those related to community reinvestment.

USA Patriot Act of 2001

The USA Patriot Act of 2001 was enacted in October 2001 in response to the terrorist attacks on September 11, 2001.  The Patriot Act is intended to strengthen United States law enforcement’s and the intelligence communities’ ability to work cohesively to combat terrorism on a variety of fronts.  The impact of the Patriot Act on financial institutions of all kinds has been significant and wide ranging.  The Patriot Act substantially enhanced existing anti-money laundering and financial transparency laws, and required appropriate regulatory authorities to adopt rules to promote cooperation among financial institutions, regulators, and law enforcement entities in identifying parties that may be involved in terrorism or money laundering.  Under the Patriot Act, financial institutions are subject to prohibitions regarding specified financial transactions and account relationships, as well as enhanced due diligence and “know your customer” standards in their dealings with foreign financial institutions and foreign customers.  For example, the enhanced due diligence policies, procedures, and controls generally require financial institutions to take reasonable steps:

•                                          to conduct enhanced scrutiny of account relationships to guard against money laundering and report any suspicious transactions;

•                                          to ascertain the identity of the nominal and beneficial owners of, and the source of funds deposited into, each account as needed to guard against money laundering and report any suspicious transactions;

•                                          to ascertain for any foreign bank, the shares of which are not publicly traded, the identity of the owners of the foreign bank, and the nature and extent of the ownership interest of each such owner; and

•                                          to ascertain whether any foreign bank provides correspondent accounts to other foreign banks and, if so, the identity of those foreign banks and related due diligence information.

The Patriot Act also requires all financial institutions to establish anti-money laundering programs, which must include, at minimum:

•                                          the development of internal policies, procedures, and controls;

•                                          the designation of a compliance officer;

•                                          an ongoing employee training program; and

•                                          an independent audit function to test the programs.

Bank of Manhattan intends to adopt comprehensive policies and procedures, and take all necessary actions, to ensure compliance with all financial transparency and anti-money laundering laws, including the Patriot Act.

Sarbanes-Oxley Act of 2002

As a public company, we will be subject to the Sarbanes-Oxley Act of 2002, which implements a broad range of corporate governance and accounting measures for public companies designed to promote honesty and transparency in corporate America and better protect investors from corporate wrongdoing.  The Sarbanes-Oxley Act’s principal legislation and the derivative regulation and rule making promulgated by the Securities and Exchange Commission includes:

•                                          the creation of an independent accounting oversight board;

•                                          auditor independence provisions that restrict non-audit services that accountants may provide to their audit clients;

•                                          additional corporate governance and responsibility measures, including the requirement that the chief executive officer and chief financial officer certify financial statements;

•                                          a requirement that companies establish and maintain a system of internal control over financial reporting and that a company’s management provide an annual report regarding its assessment of the effectiveness of such internal control over financial reporting to the company’s independent accountants;

•                                          a requirement that the company’s independent accountants provide an attestation report with respect to management’s assessment of the effectiveness of the company’s internal control over financial reporting (this requirement is currently proposed to become effective for companies like Bank of Manhattan which will not be an accelerated SEC filer for the bank’s fiscal year ending on or after December 15, 2008);

•                                          the forfeiture of bonuses or other incentive-based compensation and profits from the sale of an issuer’s securities by directors and senior officers in the twelve month period following initial publication of any financial statements that later require restatement;

•                                          an increase in the oversight of, and enhancement of certain requirements relating to audit committees of public companies and how they interact with the company’s independent auditors;

•                                          the requirement that audit committee members must be independent and are absolutely barred from accepting consulting, advisory or other compensatory fees from the issuer;

•                                          the requirement that companies disclose whether at least one member of the committee is a “financial expert” (as such term is defined by the SBC) and if not, why not;

•                                          expanded disclosure requirements for corporate insiders, including accelerated reporting of stock transactions by insiders and a prohibition on insider trading during pension blackout periods;

•                                          a prohibition on personal loans to directors and officers, except certain loans made by insured financial institutions;

•                                          disclosure of a code of ethics and the requirement of filing of a Form 8-K for a change or waiver of such code;

•                                          mandatory disclosure by analysts of potential conflicts of interest; and

•                                          a range of enhanced penalties for fraud and other violations.

MANAGEMENT

Executive Officers and Directors

The table below shows our directors’ and executive officers’ names, relationship to Manhattan Bancorp and Bank of Manhattan, age and occupation.  More detailed descriptions of the background and experience of our directors and executive officers are set forth below.  Each of our directors has been a director of Manhattan Bancorp since its inception and will become a director of Bank of Manhattan after we receive approval to organize Bank of Manhattan.

Name	Relationship to Manhattan Bancorp and Bank of Manhattan	Age	Occupation
Peter J. Boyes	Director	35	Investment Banker
Chris W. Caras, Jr.	Director	33	Real Estate Broker
Harry “Duke” W. Chenoweth	Director	65	Retired Banker
Patrick E. Greene	Director	61	Business Owner
Christopher J. Growney	Director	34	Marketing
Larry S. Murphy	Director	63	Accountant
Kyle S. Ransford	Chairman	35	Real Estate Investment and Development
Jeffrey M. Watson	President and Chief Executive Officer and a Director	47	Banking
Stephen P. Yost	Director	61	Retired Banker

The Comptroller of the Currency has the authority to disallow any of the above persons from assuming his designated position at Bank of Manhattan.

In addition, we have identified individuals to serve as our Chief Credit Officer and as our Chief Financial Officer.  We expect these individuals to start with us in April 2007, following receipt of preliminary approval from the Comptroller of the Currency to charter the Bank of Manhattan.  Our proposed Chief Credit Officer has served as the Executive Vice President and Chief Credit Officer of a financial institution in Los Angeles County for more than the past two years and previously spent more than ten years as a consultant to commercial banking clients in credit administration and loan review.   Our proposed Chief Financial Officer has served as the Chief Financial Officer of several financial institutions in Southern California since 1982, serving most recently as the Executive Vice President and Chief Financial Officer of a publicly reporting bank since 2001.  Our proposed Chief Financial Officer is a certified public accountant.  In addition, we intend to employ a Chief Operating Officer prior to the opening of Bank of Manhattan, but have not yet identified this individual.

Background and Business Experience of Executive Officers and Directors

The following discussion provides information concerning the backgrounds and business experience of our executive officers and directors.

Peter J. Boyes has served as the Managing Director and Co-Head of the Technology, Media & Telecommunications investment banking practice of Avondale Partners, an investment banking firm located in San Diego California, since March 2004.  Previously, from 2001 through March 2004 he was a Director of Trumpet Partners, an investment banking firm located in San Diego, California which merged with Avondale Partners in 2004.  From 2000 to 2001 Mr. Boyes was Vice President--Business Development and Chief Financial Officer of Mohomine, Inc., a San Diego based software company and from 1998 to 2000 Mr. Boyes was Vice President, Investment Banking in the San Francisco office of the investment banking firm of Volpe Brown Whelan & Company, LLC.  Mr. Boyes began his career in the financial advisory services department for the Los Angeles and San Diego offices of Coopers & Lybrand LLP as a staff auditor and a financial advisory services consultant.  Mr. Boyes earned a Bachelor of Arts degree in International Relations and a Masters in Business Administration from the University of Southern California, Los Angeles Mr. Boyes is a Certified Public Accountant.  He holds Series 24, 62 and 63 licenses from the National Association of Securities Dealers.  Mr. Boyes serves as a director of Manhattan Bancorp and is a proposed director of Bank of Manhattan.

Chris W. Caras, Jr. has served as a Vice President for the real estate brokerage firm of Grubb & Ellis in Los Angeles, California since July 2005, specializing in commercial real estate brokerage services.  He also serves as the President of Caras Homes, Inc., Hermosa Beach, California, a residential real estate development company which he founded in 2000.  Mr. Caras also is a Property Manager for Car-Gin Property Management, Inc. in Palos

Verdes Estates, California, which position he has held since 1996.  From 2002 through July 2005 Mr. Caras served as a Principal of Newmark of Southern California, Inc., a real estate brokerage firm, and from 1999 to 2002 he served as an Associate in the Los Angeles office of Studley, a commercial real estate brokerage company.  Mr. Caras is a California Licensed Salesperson and a State Licensed Contractor.  He earned a Bachelor of Arts degree in Urban Development and City Planning from the University of California, Berkley.  Mr. Caras serves as a director of Manhattan Bancorp and is a proposed director of Bank of Manhattan.

Harry (“Duke”) W. Chenoweth is a retired commercial banker.  From 2001 to 2004 he was the President and Chief Operating Officer of Barrister Executive Suites, Inc, of Los Angeles, which company provided executive office space for lease.  Prior to that he had over 30 years of commercial banking experience, serving as an Executive Vice President of Imperial Bank of Los Angeles from 1996 to 2001 and serving with Union Bank from 1969 through 1996, where he was most recently the Regional Vice President and Manager for the Los Angles Middle Market Banking and Southern California Corporate Banking divisions from 1993 to 1996.  Mr. Chenoweth earned a Bachelor of Science degree from Wittenberg University, Springfield, Ohio and a Masters in Business Administration degree from Bowling Green University, Bowling Green, Ohio.  Mr. Chenoweth serves as a director of Manhattan Bancorp and is a proposed director of Bank of Manhattan.  Mr. Chenoweth will serve as Chairman of our Compensation Committee.

Patrick E. Greene has been the President and owner of Greene’s Ready Mixed Concrete in Torrance, California since 1960.  Mr. Greene also served as a director of Bay Cities National Bank, Redondo Beach, California from 1982 to 1995.  He earned a Bachelor of Science degree in Business Administration from Loyola University, Los Angeles, California.  Mr. Greene serves as a director of Manhattan Bancorp and is a proposed director of Bank of Manhattan.

Christopher J. Growney has been a principal in the New York office of Clearwater Advisors, LLC,  an investment advisory firm, since 2001.   Previously, he was an Investment Manager at Cisco Systems Investments, San Jose, California, from 1999 to 2001.  From 1997 to 1999 Mr. Growney was a fixed income trader and cash manager at The Patterson Capital Corporation, Los Angeles, California, and from 1995 to 1997 was an Assistant Fixed Income Trader/Marketer with Morgan Stanley Dean Witter, Inc., in New York, New York.  He earned a Bachelor of Arts degree in Finance from Southern Methodist University, Dallas, Texas.  He holds a Series 63 license from the National Association of Securities Dealers and is a Chartered Financial Analyst.  Mr. Growney serves as a director of Manhattan Bancorp and is a proposed director of Bank of Manhattan.  Mr. Growney will serve as Chairman of Bank of Manhattan’s Asset Liability Committee.

Larry S. Murphy has more than thirty-five years of experience evaluating accounting, auditing and business practices, including more than twenty-five years as a consultant.  He has been a Vice President of Freeman & Mills, Inc., a litigation consulting firm since 2000, and also served as a Vice President of this firm from 1994 to 1998.  Previously, he was with the consulting firm of Putnam Hayes & Bartless from 1994 to 1998.  Mr. Murphy holds a Bachelor of Science degree in accounting from San Diego State University.  He is a Certified Public Accountant and has been a member of the American Institute of CPAs and the California Society of CPAs since 1970.  Mr. Murphy serves as a director of Manhattan Bancorp and is a proposed director of Bank of Manhattan.  He serves as the Chairman of our Audit Committee.

Kyle A. Ransford has been the General Partner of Cardinal Real Estate Investments, a real estate acquisition company in El Segundo, California, since 2001.  He has also been the General Partner of Powerscourt Partners, a financial consulting firm, since 2000.  Previously, he was an Associate at the investment banking firm of Houlihan, Lokey, Howard & Zukin in Century City, California, from 1998 to 2000.  He was also the founder and general partner of KyMar, LLC, a real estate investment company from 1994 to 1996. Mr. Ransford earned a Bachelor of Science degree in Business Administration from Southern Methodist University, Dallas, Texas, and a Masters in Business Administration degree with a specialization in finance from the University of Southern California, Los Angeles.  Mr. Ransford is the Chairman of the Board of Manhattan Bancorp and is the proposed Chairman of the Board of Bank of Manhattan.

Jeffrey M. Watson is the President and Chief Executive Officer and a director of Manhattan Bancorp.  He will also serve as the President and Chief Executive Officer and a director of Bank of Manhattan upon the completion of its organization.  Mr. Watson has a 23 year career in banking, having served most recently as the Executive Vice President and Chief Operating Officer of 1st Century Bank, N.A. of Century City, California, starting with that bank as its Executive Vice President and Chief Operating Officer in its formation stage in 2003 and continuing with that bank until starting the formation process for Bank of Manhattan in 2006.  Previously, from 1999 to 2003, Mr. Watson served as the Executive Vice President—Chief Administrative Officer & Chief Lending Officer of Commercial Capital Bank and Chief Administrative Officer for Commercial Capital Bancorp, Irvine, California.  Prior to joining Commercial Capital Bank, Mr. Watson served as the Senior Vice President—Lending Manager at Hemet Federal Savings from 1998 to 1999 and from 1988  to 1998 Mr. Watson filled various positions at California United Bank, Encino, California, most recently serving as that bank’s Senior Vice President—Merger and Acquisitions Manager.   Mr. Watson earned a Bachelor of Science degree in Business Administration from San Diego State University and a Masters in Business Administration from California State University, Los Angeles.

Stephen P. Yost is a retired banker.  He served as the Executive Vice President/Manager of Special Credits and Credit Administrator at Comerica Bank, Long Beach, California from January 2001 until his retirement in March 2006.  Previously he was the Executive Vice President and Chief Credit Officer of Imperial Bank, Inglewood, California from 1998 through January 2001, and served as the Senior Vice President and Credit Officer at Mellon Bank, Los Angeles California from 1996 to 1998.  From 1970, until its merger will Wells Fargo in 1996, he held various positions at First Interstate Bank, San Francisco, California, serving as a Senior Vice President and Senior Credit Officer of that institution from 1989 until 1996.  Mr. Yost earned a Bachelor of Science degree in Economics from St. Mary’s College, Moraga, California and a Masters in Business Administration from the University of Santa Clara.  Mr. Yost serves as a director of Manhattan Bancorp and is a proposed director of Bank of Manhattan.  Mr. Yost will serve as Chairman of the Bank’s Loan Committee.

Board Committees

From time to time the Board appoints and empowers committees to carry out specific functions on behalf of the Board.  The following describes the current committees of the Board and their members:

The Audit Committee:  Our Audit Committee oversees our financial reporting.  It appoints and evaluates our independent auditors and determines the compensation for our independent auditors.  The Audit Committee reviews with the independent auditors the proposed scope of, fees for, and results of, the annual audit.  It reviews the system of internal accounting controls and the scope and results of internal audits with the independent auditors and our management.  It pre-approves the audit and permissible non-audit services provided by the independent auditors.  Our Audit Committee consists of directors Murphy (chairman), Boyes and Yost.

The Board of Directors had determined that each member of the Audit Committee has sufficient accounting or related financial management expertise to serve on the Committee and that Larry Murphy meets the qualifications of an “audit committee financial expert” as such term is defined in the rules and regulations of the Securities and Exchange Commission.  The members of the Audit Committee are all independent directors.  In determining the independence of the members of the Audit Committee we used the definition of independence set forth in the listing standards of the National Association of Securities Dealers, Inc.

Compensation Committee:  The Compensation Committee of the Board of Directors approves the employment of executive officers, and recommends the compensation for all executive officers and considers and makes recommendations to the Board of Directors concerning incentive compensation plans and equity-based plans in which directors and executive officers may be participants.  The Compensation Committee consists of directors Chenoweth (Chairman), Caras, Greene, Growney and Ransford.  The members of the Audit Committee are all independent directors.  In determining the independence of the members of the Compensation Committee we used the definition of independence set forth in the listing standards of the National Association of Securities Dealers, Inc.

EXECUTIVE COMPENSATION

Consulting Agreements

Mr. Watson is a party to a consulting agreement with Manhattan Bancorp effective October 1, 2006 and continuing to the first to occur of (i) the final licensing of Bank of Manhattan, (ii) the date on which Mr. Watson is employed by Bank of Manhattan as an executive officer, or (iii)  the date on which Manhattan Bancorp terminates the consulting agreement.  The consulting agreement provides that in consideration for consulting services rendered in connection with the formation and organization of Bank of Manhattan, Mr. Watson will receive $11,167 per month commencing January 1, 2007.  In addition, upon the final licensing of the Bank of Manhattan and the execution of Mr. Watson’s employment agreement with the Bank of Manhattan, Mr. Watson will receive a final consulting payment of $49,998 (representing consulting fees of $16,667 per month for each of the three months ending December 31, 2006), plus an additional $5,500 per month for each month of the term of the consulting agreement beginning on or after January 1, 2007 and through the licensing of Bank of Manhattan.  Mr. Watson has agreed to defer receipt of all payments due to him under his consulting agreement until the Bank of Manhattan opens for business, at which time Mr. Watson would receive all payments due to him under the consulting agreement in one lump sum payment.

In addition, following the receipt of preliminary approval to charter the Bank of Manhattan, which we expect to receive by April 2007, we intend to retain each of our proposed Chief Credit Officer and our Chief Financial Officer on a consulting basis until they are employed by Bank of Manhattan upon its opening.  Prior to the opening of the Bank of Manhattan, each of our proposed Chief Credit Officer and Chief Financial Officer would provide consulting services at a rate of $9,166 per month (two-thirds of the officer’s proposed base salary once Bank of Manhattan opens).

Future Employment Agreements

Following its organization, Bank of Manhattan will enter into an employment agreement, the terms of which are subject to the approval of the Comptroller of the Currency, with Jeffrey M. Watson, who will be employed as Bank of Manhattan’s President and Chief Executive Officer, for a term of three (3) years commencing on the date Bank of Manhattan opens for business.  The employment agreement will provide for an initial annual base salary of $200,000, with annual increases in the discretion of Bank of Manhattan’s Compensation Committee, and bonuses, if any, to be determined in the Board’s sole discretion The employment agreement will also provide for the grant to Mr. Watson of an option to purchase a number of shares of the common stock of Manhattan Bancorp equal to 5% of the amount of shares of Manhattan Bancorp issued and outstanding immediately prior to the opening of the Bank of Manhattan at the fair market value of the stock on the date of grant.  The option will be for a term of ten years and will vest in equal installments over a period of three years, with the first installment to vest on the one year anniversary from the date of grant, the second installment to vest on the two year anniversary from the date of grant and the third installment to vest on the three year anniversary from the date of grant.  In addition, the employment agreement will provide that Mr. Watson will receive an additional option to purchase a number of shares of the authorized and unissued common stock of Manhattan Bancorp equal to 5% of the issued and outstanding shares of Manhattan Bancorp sold in our first subsequent non-underwritten public offering (which would include an offering where the underwriters participate on a best efforts basis) following this offering.  The option will be for a term of ten years and will vest over a period of three years in equal installments with the first installment to vest on the one year anniversary of the date of grant, the second installment to vest on the two year anniversary from the date of grant and the third installment to vest on the three year anniversary from the date of grant.  The right to receive this additional option will terminate on the commencement of an underwritten public offering by Manhattan Bancorp sold on a firm commitment basis.  Mr. Watson’s employment agreement will further provide that Mr. Watson will be entitled to an automobile allowance of $1,000 per month and payment of membership dues at a country club.  In the event Bank of Manhattan terminates the employment of Mr. Watson without cause, Mr. Watson will be entitled to receive a lump sum payment equal to 12 months’ base salary, plus continuation of his medical benefits for a period of 12 months.

It is anticipated that our Chief Credit Officer and our Chief Financial Officer will enter into employment agreements with Bank of Manhattan, subject to approval by the Comptroller of the Currency, effective upon the opening of the Bank of Manhattan.  Each of these employment agreements will be for a term of three years and will provide for compensation to each of our Chief Credit Officer and our Chief Financial Officer of $165,000, per year, with annual increases in the discretion of the Bank of Manhattan’s Compensation Committee, and bonuses, if any, to be in the sole discretion of our board of directors.  These employment agreements will also provide for the grant to each of these individuals of an option to purchase a number of shares of the common stock of Manhattan Bancorp equal to 1.5% of the amount of shares of Manhattan Bancorp issued and outstanding immediately prior to the opening of the Bank of Manhattan at the fair market value of the stock on the date of grant.  The option will be for a term of ten years and will vest in equal installments over a period of three years with the first installment to vest on the one year anniversary from the date of grant, the second installment to vest on the two year anniversary from the date of grant and the third installment to vest on the three year anniversary from the date of grant.  Each of their respective employment agreements will also provide that our Chief Credit Officer and our Chief Financial Officer will be entitled to an automobile allowance of $1,000 per month.  In addition, in the event Bank of Manhattan terminates the employment of either of these officers without cause, each will be entitled to receive a lump sum payment equal to 6 months’ base salary, plus continuation of his medical benefits for a period of 6 months.  We also anticipate that we will enter into an employment agreement with a Chief Operating Officer for the Bank, subject to approval of the Comptroller of the Currency, which employment agreement would be on substantially similar terms as the employment agreements for each of our Chief Credit Officer and our Chief Financial Officer.  We have not yet identified a suitable Chief Operating Officer, and there can be no assurance that we will be able to do so prior to or after the opening of Bank of Manhattan.

Director Compensation

The directors of Manhattan Bancorp and organizing directors of Bank of Manhattan are not presently receiving any fees for their attendance at board meetings and committee meetings or for performing other services in connection with the organization and operation of Bank of Manhattan.  Furthermore, they will not receive such fees prior to our commencement of operations.  However, the Board of Directors may authorize the payment of directors’ fees after we have commenced operations if such fees appear to be appropriate.  In addition, we anticipate that we will grant options to our directors to purchase our common stock following the opening of Bank of Manhattan.  See “Proposed Director and Executive Officer Stock Purchases and Option Grants.”

Future Stock Option Plan

Our board of directors intends to adopt a stock option plan for our officers, directors and employees,  subject to approval of our shareholders, the Comptroller of the Currency and the FDIC.  Under the proposed plan, we may grant options covering up to 30% of the shares sold in this offering.   All options must be granted at an exercise price of not less than 100% of the fair market value of the shares on the date of grant, with an exercise period of not longer than ten years.

The plan will permit us to grant either incentive stock options that qualify for special federal income tax treatment or non-qualified stock options that do not qualify for special treatment.  Incentive stock options may be granted only to employees and will not create federal income tax consequences when they are granted.  If they are exercised during employment or within three months after termination of employment, the exercise will not create federal income tax consequences.  When the shares acquired on exercise of an incentive stock option are resold, the seller must pay federal income taxes on the amount by which the sales price exceeds the purchase price.  This amount will be taxed at capital gain rates if the sale occurs at least two years after the option was granted and at least one year after the option was exercised.  Otherwise, it is taxed as ordinary income.

Non-qualified stock options may be granted to either employees or non-employees such as outside directors.  Incentive stock options that are exercised more than three months after termination of employment are treated as non-qualified stock options.  Non-qualified stock options will not create federal income tax consequences when they are granted.  When they are exercised federal income taxes must be paid by the individual on the amount by which the fair market value of the shares acquired by exercising the option exceeds the exercise price.  When the shares acquired on exercise of a non-qualified stock options are sold, the seller must pay federal income taxes on the amount by which the sales price exceeds the purchase price plus the amount included in ordinary income when the option was exercised.  This amount may be taxed at capital gains rates provided the individual holds the stock for a minimum of one year, which will vary depending upon the time that has elapsed since the exercise of the option.

When a non-qualified stock option is exercised, we may be allowed a federal income tax deduction for the same amount that the option holder includes in his or her ordinary income.  When an incentive stock option is exercised, there is no tax deduction unless the shares acquired are resold sooner than two years after the option was granted or one year after the option was exercised.

 For any optionee, the aggregate fair market value (determined at the time of grant) of stock with respect to which incentive stock options are first exercisable by such optionee during any one calendar year may not exceed $100,000.  Options in excess of this amount, or which otherwise do not meet statutory requirements, will be deemed “non-qualified” options.

Proposed Director and Executive Officer Stock Purchases and Option Grants

The table below sets forth the total stock ownership of our directors prior to the opening of the Bank of Manhattan, and option grants to be made to our directors and executive officers following the opening of Bank of Manhattan, assuming both the minimum offering and the maximum offering.  FDIC policy does not permit us to grant options to our outside directors to purchase a number of shares in excess of the number of shares purchased by the outside directors prior to the opening of the Bank of Manhattan.  Each outside director, other than Kyle S. Ransford who serves as our Chairman and has contributed and will contribute substantial amounts of his time in connection with the organization of Bank of Manhattan, is to receive options to purchase the lesser of (i) 15,000 shares or (ii) the number of shares of our common stock the director purchases prior to the opening of Bank of Manhattan.  It is anticipated that all options will be granted for a term of ten years and will vest in equal installments, one-third on the first anniversary of the date of grant, one-third on the second anniversary of the date of grant and one third on the third anniversary of the date of grant.  All options will be granted at the fair market value of our common stock on the date of grant.

Name	Total Shares to be Owned Prior to Opening	Option Shares to be Granted Minimum Offering	Option Shares to be Granted Maximum Offering

Directors

Peter J. Boyes	5,000	5,000	5,000
Chris W. Caras, Jr.	10,000	10,000	10,000
Harry “Duke” W. Chenoweth	15,000	15,000	15,000
Patrick E. Greene	20,000	15,000	15,000
Christopher J. Growney	15,000	15,000	15,000
Larry S. Murphy	15,000	15,000	15,000
Kyle S. Ransford	150,000	109,750	150,000
Jeffrey M. Watson	25,000	109,750	152,250
Stephen P. Yost	15,000	15,000	15,000

Directors as a group	270,000	309,500	392,250

Other Executive Officers

Chief Operating Officer	0	32,925	45,675
Chief Credit Officer	0	32,925	45,675
Chief Financial Officer	0	32,925	45,675

Directors and Executive Officers as a Group	270,000	408,275	529,275

Indemnification

Manhattan Bancorp’s Articles of Incorporation and Bylaws provide, among other things, for the indemnification of Manhattan Bancorp’s directors, officers and agents, and authorize the Board to pay expenses incurred by, or to satisfy a judgment or fine rendered or levied against, such agents in connection with any personal legal liability incurred by that individual while acting for the corporation within the scope of his or her employment.  Such provisions of Manhattan Bancorp’s Articles of Incorporation and Bylaws are subject to certain limitations imposed under state and federal law.  It is the policy of the Board of Directors that Manhattan Bancorp’s executive officers and directors shall be indemnified to the maximum extent permitted under applicable law and Manhattan Bancorp’s Articles of Incorporation and Bylaws.

Manhattan Bancorp’s Articles of Incorporation also currently provide for the limitation or elimination of personal liability of the corporation’s directors to the corporation or its shareholders for monetary damages, to the extent permitted by California law.  However, under federal law, the Comptroller of the Currency may seek monetary damages from bank or bank holding company directors in cases involving gross negligence or any greater disregard of the duty of care, notwithstanding any provisions of state law which may permit limitations on director liability in such circumstances.

Manhattan Bancorp has obtained liability insurance covering all of its officers and directors and Bank of Manhattan expects to have similar insurance in force before the opening of Bank of Manhattan.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Manhattan Bancorp under the provisions in Manhattan Bancorp’s Articles of Incorporation and Bylaws, Manhattan Bancorp has been informed that, in the opinion of the Securities and Exchange Commission, this kind of indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

Certain Transactions

There are no existing or proposed material interests or transactions between us and any of our officers or directors outside the ordinary course of business, except as indicated herein.  Each of our directors has purchased shares of our common stock at a purchase price of $10.00 per share in a private placement conducted prior to this offering in order to provide organizational and offering expenses for Manhattan Bancorp and to advance pre-opening and organizational expenses to Bank of Manhattan.  Each of our nine directors has purchased 5,000 shares for an aggregate of 45,000 shares and aggregate proceeds to us of $450,000.  In addition, certain of our directors may advance funds prior to the conclusion of this offering if necessary to pay for our organizational and offering expenses as well as the organizational and pre-opening expenses of Bank of Manhattan.  Any funds advanced by the directors prior to the conclusion of this offering, will be repaid to the directors promptly following the conclusion of this offering.  In addition, our Chairman, Kyle Ransford and certain others of our directors, if required by the lender, will provide a guarantee to enable us to obtain a $500,000 working capital line to fund our organizational and offering expenses, and the organizational and pre-opening expenses of Bank of Manhattan prior to the conclusion of this offering.  See “Management’s Plan of Operation.”  In addition, each of our directors will be granted stock

options in consideration for services rendered to us during our organizational stage.   See “Executive Compensation — Proposed Director and Executive Officer Stock Purchases and Option Grants.”

We anticipate that our directors and officers and the companies with which they are associated, will have banking transactions with the Bank of Manhattan in the ordinary course of business.  It is the firm intention of the Board of Directors that any loans and commitments to lend included in such transactions will be made in accordance with all applicable laws and regulations and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons of similar creditworthiness.

All future affiliated transition will be made or entered into on terms that are no less favorable to us than those that can be obtained from an unaffiliated third party.

SECURITY OWNERSHIP OF MANAGEMENT

The following table presents, for each of our directors and executive officers, (i) the number of shares beneficially owned by each such person as of February 1, 2007; (ii) the percentage of shares of our common stock beneficially owned by each such person as of the date of February 1, 2007; (iii) the number of shares each such person is anticipated to purchase in this offering, (iv) the total anticipated share ownership of such person following this offering (v) the percentage of our outstanding shares such person would own after the minimum offering assuming all anticipated shares purchases are made, and (vi) the percentage of our outstanding shares such person would own after the maximum offering assuming all anticipated share purchases are made.  The amounts that are anticipated to be purchased in this offering include shares that may be purchased through individual retirement accounts and by affiliates of our directors and executive officers.

Name	Share Ownership February 1, 2007	% Share Ownership February 1, 2007	Shares to be Purchased in Offering	Total Share Ownership Following Offering	% Share Ownership— Minimum Offering	% Share Ownership— Maximum Offering

Directors

Peter J. Boyes	5,000	11.1%	0	5,000	0.23%	0.16%
Chris W. Caras, Jr.	5,000	11.1%	5,000	10,000	0.46%	0.33%
Harry “Duke” W. Chenoweth	5,000	11.1%	10,000	15,000	0.68%	0.49%
Patrick E. Greene	5,000	11.1%	15,000	20,000	0.91%	0.66%
Christopher J. Growney(2)	5,000	11.1%	10,000	15,000	0.68%	0.49%
Larry S. Murphy	5,000	11.1%	10,000	15,000	0.68%	0.49%
Kyle S. Ransford	5,000	11.1%	145,000	150,000	6.83%	4.93%
Jeffrey M. Watson	5,000	11.1%	20,000	25,000	1.14%	0.82%
Stephen P. Yost	5,000	11.1%	10,000	15,000	0.68%	0.49%

Other Executive Officers

Chief Credit Officer	0	0	0	0	0	0
Chief Financial Officer	0	0	0	0	0	0
Chief Operating Officer	0	0	0	0	0	0

All directors and executive officers as a group (12 persons)	45,000	100.0%	225,000	270,000	12.30%	8.87%

(2)           These shares are held in the name of Canbeu Holdings, LLC of which Mr. Growney and his spouse are sole owners.

DESCRIPTION OF CAPITAL STOCK OF MANHATTAN BANCORP

We are authorized to issue ten million (10,000,000) shares of common stock, without par value, and ten million (10,000,000) shares of preferred stock, without par value.  We currently expect to sell up to 3,000,000 shares of our common stock to purchasers of common stock in the offering.  An aggregate of 45,000 shares of our common stock have previously been issued to our directors in connection with their funding our organizational expenses and the organizational and pre-opening expenses of Bank of Manhattan. We will not issue any shares of preferred stock in the offering.  Each share of our common stock will have the same relative rights as, and will be identical in all respect with, every other share of common stock, except that shares purchased by our directors prior to this offering will be “restricted shares” subject to certain resale limitations.  Upon payment of the purchase price for the common stock in this offering, all shares sold in this offering will be duly authorized, fully paid and non-assessable.

The shares of common stock:

•      are not deposit accounts and are subject to investment risk;

•      are not insured or guaranteed by the FDIC or any other government agency; and

•      are not guaranteed by Manhattan Bancorp or Bank of Manhattan

Common Stock

Voting Rights.  All voting rights are vested in the holders of our common stock.  Our shareholders have cumulative voting rights for the election of directors.  This means that a shareholder has the right to vote the number of shares owned by him or her for as many candidates as there are directors to be elected, or to cumulate his or her shares and give one candidate as many votes as the number of directors multiplied by the number of shares owned shall equal, or to distribute them on the same principle among as many candidates as he or she deems appropriate.

Each share has the same rights, preferences and privileges as every other share.  Each shareholder is entitled to one vote per share on any issue requiring a vote at any meeting (except as described above in connection with the election of directors), and will be entitled to participate in any liquidation, dissolution, or winding up on the basis of his or her pro rata share holdings.

Dividends.  As a bank holding company that will initially have no significant assets other than our equity interest in Bank of Manhattan, our ability to declare dividends will depend primarily upon dividends we receive from Bank of Manhattan.  The dividend practice of Bank of Manhattan, like our dividend practice, will depend upon its earnings, financial position, current and anticipated cash requirements and other factors deemed relevant by the Bank of Manhattan’s Board of Directors at the time.  Bank of Manhattan does not intend to pay any cash dividends in its early years of operations.  See “Our Policy Regarding Dividends.”

Bank of Manhattan’s ability to pay cash dividends to us is also subject to certain legal limitations.  No national bank may, pursuant to 12 U.S.C. Section 56, pay dividends from its capital; all dividends must be paid out of net profits then on hand, after deducting for expenses including losses and bad debts.  The payment of dividends out of net profits of a national bank is further limited by 12 U.S.C. Section 60(a) which prohibits a bank from declaring a dividend on its shares of common stock until the surplus fund equals the amount of capital stock, or if the surplus fund does not equal the amount of capital stock, until one-tenth of the bank’s net profits of the preceding half-year in the case of quarterly or semiannual dividends, or the preceding two consecutive half-year periods are transferred to the surplus fund before each dividend is declared.

Pursuant to 12 U.S.C. Section 60(b), the approval of the Comptroller of the Currency is required if the total of all dividends declared by Bank of Manhattan in any calendar year shall exceed the total of its net profits for that year combined with its net profits for the two preceding years, less any required transfers to surplus or a fund for the retirement of any preferred stock.  The Comptroller has adopted guidelines, which set forth factors which are to be considered by a national bank in determining the payment of dividends.  A national bank, in assessing the payment of dividends, is to evaluate the bank’s capital position, its maintenance of an adequate allowance for loan and lease losses, and the need to review or develop a comprehensive capital plan, complete with financial projections, budgets and dividend guidelines.  Therefore, the payment of dividends by Bank of Manhattan is also governed by its ability to maintain minimum required capital levels and an adequate allowance for loan and lease losses.  Additionally, pursuant to 12 U.S.C. Section 1818(b), the Comptroller may prohibit the payment of any dividend which would constitute an unsafe and unsound banking practice.

Manhattan Bancorp’s ability to pay dividends is also limited by state corporation law.  The California General Corporation Law prohibits Manhattan Bancorp from paying dividends on the common stock unless: (i) its retained earnings, immediately prior to the dividend payment, equals or exceeds the amount of the dividend or (ii) immediately after giving effect to the dividend the sum of Manhattan Bancorp’s assets (exclusive of goodwill and deferred charges) would be at least equal to 125% of its liabilities and the current assets of Manhattan Bancorp would be at least equal to its current liabilities, or, if the average of its earnings before taxes on income and before interest expense of the two preceding fiscal years was less than the average of its interest expense of the two preceding fiscal years, at least equal to 125% of its current liabilities.

Shareholders are entitled to receive dividends only when and if declared by our Board of Directors.  Manhattan Bancorp presently intends to follow a policy of retaining earnings, if any, for the purpose of increasing the net worth and reserves of Manhattan Bancorp.  Accordingly, it is anticipated that no cash dividends will be declared in the foreseeable future, and no assurance can be given that Manhattan Bancorp’s earnings will permit the payment of dividends of any kind in the future.   The future dividend policy of Manhattan Bancorp will be subject to the discretion of the Board of Directors and will depend upon a number of factors, including future earnings, financial condition, liquidity, and general business conditions.

Preferred Stock

 We will not issue any preferred stock in this offering and we have no current plans to issue any preferred stock after this offering.  Preferred stock may be issued with designations, powers, preferences and rights as the Board of Directors may from time to time determine.  The Board of Directors can, without shareholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock will be U.S. Stock Transfer Corporation, Glendale, California.

EXPERTS

The financial statements as of December 31, 2006 and for the period from June 19, 2006 (inception) to December 31, 2006 included in this prospectus and registration statement have been so included in reliance on the report of Hutchinson & Bloodgood, LLP, an independent registered pubic accounting firm, as set forth in their report appearing herein and has been so included in reliance upon such report given upon the authority of such firm as experts in auditing and accounting.

Hutchinson & Bloodgood, LLP has consented to the use of its name and statements with respect to it appearing in this prospectus.

LEGAL MATTERS

The legality of our common stock has been passed upon for us by King, Holmes, Paterno & Berliner, LLP, 1900 Avenue of the Stars, 25th Floor, Los Angeles, California 90067.  King, Holmes, Paterno & Berliner has consented to the references to their opinion in this prospectus.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the common stock offered in this prospectus.  As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement.  You may examine this information without charge at the public reference facilities of the Securities and Exchange Commission located at 100 F Street, NE, Washington, D.C.  20549.  You may obtain copes of this material from the Securities and Exchange Commission at prescribed rates.  You may obtain information on the operations of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330.  The Securities and Exchange Commission also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.  The address for this website is www.sec.gov.  Upon the effectiveness of the registration statement of which this prospectus is a part, we will be required to file reports electronically with the Securities and Exchange Commission as required by Section 15(d) of the Exchange Act of 1934, as amended.

Report of Independent Registered Public Accounting Firm

Board of Directors

Manhattan Bancorp

(A Development Stage Company)

El Segundo, California

We have audited the accompanying balance sheet of Manhattan Bancorp (the Company) as of December 31, 2006, and the related statements of operations, stockholders’ equity, and cash flows for the period from June 19, 2006 (inception) to December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2005, and the results of its operations and its cash flows for the period from June 19, 2006 (inception) to December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

/s/ Hutchinson & Bloodgood, LLP

Glendale, California

January 17, 2007

Manhattan Bancorp

(A Development Stage Company)

Balance Sheet

December 31, 2006

Assets

Cash	$206,423
Property and equipment, net (Note 3)	23,031
Deposits (Note 7)	39,277

Total assets	$268,731

Liabilities and Stockholders’ Equity

Accrued expenses	$113,123

Commitments and contingencies (Note 7)

Stockholders’ equity (Note 4)
Common stock - no par value; 10,000,000 shares authorized; 42,500 shares issued and outstanding	425,000
Accumulated deficit	(269,392)

Total stockholders’ equity	155,608

Total liabilities and stockholders’ equity	$268,731

The accompanying notes are an integral part of this financial statement.

Manhattan Bancorp

(A Development Stage Company)

Statement of Operations

Period from June 19, 2006 (Inception) to December 31, 2006

Pre-opening expenses
Compensation and benefits	71,836
Occupancy and equipment	9,673
Legal and professional fees	152,252
Regulatory filing fee	25,000
General and administrative	10,631

Total pre-opening expenses	269,392

Loss before income taxes	(269,392)

Provision for income taxes	—

Net loss	$(269,392)

Basic and diluted loss per share	$(14.03)

The accompanying notes are an integral part of this financial statement.

Manhattan Bancorp

(A Development Stage Company)

Statement of Stockholders’ Equity

Period from June 19, 2006 (Inception) to December 31, 2006

	Number of
	Shares	Common	Accumulated
	Outstanding	Stock	Deficit	Total

Balance at June 19, 2006 (Inception)	—	$—	$—	$—

Issuance of common stock for cash to founders	42,500	425,000	—	425,000

Net loss	—	—	(269,392)	(269,392)

Balance, December 31, 2006	42,500	$425,000	$(269,392)	$155,608

The accompanying notes are an integral part of this financial statement.

Manhattan Bancorp

(A Development Stage Company)

Statement of Cash Flows

Period from June 19, 2006 (Inception) to December 31, 2006

Cash Flows from Operating Activities
Net loss	$(269,392)
Adjustments to reconcile net loss to net cash used in operating activities:
Net change in:
Depreciation	1,174
Deposits	(39,277)
Accrued expenses	113,123

Net cash used in operating activities	(194,372)

Cash Flows from Investing Activities
Purchase of premises and equipment	(24,205)

Cash Flows from Financing Activities
Proceeds from issuance of common stock to founders	425,000

Net increase in cash and cash equivalents	206,423

Cash and Cash Equivalents at Beginning of Period	—

Cash and Cash Equivalents at End of Period	$206,423

Supplementary Information

Interest paid on deposits	$—

Income taxes paid	$—

The accompanying notes are an integral part of this financial statement.

Manhattan Bancorp

(A Development Stage Company)

Notes to Financial Statements

December 31, 2006

Note 1.                                  Nature of Business

Manhattan Bancorp (the Company) is a California corporation incorporated on August 8, 2006 for the purpose of becoming a bank holding company and owning all of the stock of Bank of Manhattan N.A. (proposed) to be located in El Segundo, California. Bank of Manhattan N.A. will operate as a community bank, offering general commercial banking services to small and medium-sized businesses and professionals in the South Bay, the Westside and the Los Angeles airport areas of Los Angeles County.  On December 12, 2006, the Company filed an application with the Comptroller of the Currency (OCC) to organize Bank of Manhattan N.A. and an application with the Federal Deposit Insurance Corporation (FDIC) for insurance of deposits.

The Company is targeting gross offering proceeds in the range of $21,500,000 to $25,000,000 and anticipates the bank opening in the third quarter of 2007.   The Company has assembled a strong management team and group of outside directors to lead the proposed bank in a healthy and affluent business community. The Company has also engaged a strong team of outside professionals who are very experienced and highly regarded for their services to the banking community especially with start-up banks. The Company’s ability to operate as a going concern could be negatively impacted in the event the event regulatory approvals are delayed or not obtained or in the event the Company is unable to raise the required capital on a timely basis.

Note 2.           Summary of Significant Accounting Policies

Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the balance sheet, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents. Cash consists of cash on deposit with Pacific Coast Bankers’ Bank.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives. The straight-line method of depreciation is followed for financial reporting purposes, while both accelerated and straight-line methods are followed for income tax purposes.

Earnings (Loss) Per Share

The Company follows Statement of Financial Accounting Standards (SFAS) No. 128, Earnings Per Share. Basic earnings (loss) per share represents income available to common stock divided by the weighted-average number of common shares outstanding during the period. Diluted earnings (loss) per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed conversion. There were no dilutive potential common shares outstanding at December 31, 2006. The weighted-average number of shares outstanding for the period ended December 31, 2006 was 19,196 for basic and diluted loss per share.

Income Taxes

Deferred income taxes are recognized for estimated future tax effects attributable to income tax carry forwards as well as temporary differences between income tax and financial reporting purposes. Valuation allowances are established when necessary to reduce the deferred tax asset to the amount expected to be realized.  Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted accordingly through the provision for income taxes.

Recent Accounting Pronouncements

The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on its results of operations, financial position or cash flow.

Note 3.                                  Property and Equipment

Property and equipment consisted of the following at December 31, 2006:

Computer equipment	$24,205
Less accumulated depreciation	(1,174)
$23,031

Depreciation expense for the period from June 19, 2006 (inception) to December 31, 2006 was $1,174.

Note 4.                                  Stockholders’ Equity

The Company has authorized 10,000,000 shares of common stock and 10,000,000 shares of serial preferred stock.  During the period ended December 31, 2006, the Company issued 42,500 shares of common stock to its nine founders at $10 per share totaling $425,000. There was no serial preferred stock issued during the period ended December 31, 2006. Capital raising costs incurred through December 31, 2006 are insignificant.

Note 5.                                  Stock Based Compensation

The Company intends to have a stock option plan adopted for its officers, directors and employees subject to approval by its shareholders, OCC and FDIC.  Under the proposed plan, the Company may grant options covering up to 30% of the shares outstanding at the close of the offering.   All options must be granted at an exercise price of not less than 100% of the fair market value of the shares on the date of grant, with a vesting period of three years and an exercise period of not longer than ten years.

Note 6.                                  Income Taxes

The Bank had no income tax expense or benefit for the period ended December 31, 2006, as net operating losses were incurred and deferred tax assets remain unrecorded, since their realization is dependent on future taxable income.

The components of the net deferred tax asset are as follows at December 31, 2006:

Deferred tax assets:
Pre-opening expenses	$110,945

Valuation allowance	(110,945)

Net deferred tax asset	$—

Note 7.                                  Commitments and Contingencies

Operating Lease Commitments – Temporary Office

The Company leases temporary office space under an operating lease agreement through February 2007 and on a month-to-month basis thereafter. At December 31, 2006, the remaining future minimum rental payments under the lease amount to $7,000 for 2007.  Total rental expense for the period ended December 31, 2006 was $5,600.

Operating Lease Commitments – Permanent Office

At the December 31, 2006, the Company was in negotiations for a permanent office facility for the proposed banking operation. The proposed lease agreement includes a term of seven years with one renewal option of five years and minimum lease payments as follows:

Commencement through 12th month	$237,682
From 13th to 24th month	244,812
From 25th to 36th month	252,156
From 37th to 48th month	259,721
From 49th to 60th month	267,513
From 61st to 72nd month	275,538
From 73rd to 84th month	283,804

$ 1,821,226

The proposed lease agreement also requires a standby letter of credit to be issued in favor of the lessor to be drawn on by the lessor in the event of default as described in the proposed lease agreement. The initial amount of the letter of credit is approximately $293,000 ($45 per usable square foot of premises) and is reduced to approximately $147,000 upon completion of the ninth month of rental from the commencement date and expiring at the completion of the eighteenth month as prescribed under the lease agreement.

Capitalization Services Commitment

The Company has a financial advisory and consulting agreement with a consulting firm for the application services for Bank of Manhattan N.A. as well as offering services to raise capital. The agreement requires a sales management fee equal to the lesser of 1% of the gross offering proceeds or $125,000, and a sales and placement fee of 5% of the gross offering proceeds collected from investors identified by the consulting firm. At December 31, 2006, these costs have not yet been incurred.

Data Network Products/Services Purchase Agreement Commitment

The Company has an agreement with a vendor to provide the proposed bank’s information technology network products and services. The products and services under the agreement are valued at approximately $155,000. At December 31, 2006, the Company has $22,651 on deposit towards this agreement. In the event the Company is unsuccessful in formation of the proposed bank, costs in excess of the deposit may be incurred for products and services provided through the cessation date as described in the agreement.

MANHATTAN BANCORP

COMMON STOCK

Minimum of 2,150,000 Shares

Maximum of 3,000,000 Shares

Offering Price $10.00 per share

(2,500 Share Minimum Investment)

PROSPECTUS

Dealer Prospectus Delivery Obligation

Until the later of                 2007 or 90 days after commencement of the offering, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.

                              , 2007

PART II:  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers

Section 317 of the California Corporations Code governs indemnification of the directors and officers of Manhattan Bancorp.  Under this section, officers and directors may be indemnified against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with proceedings other than derivative suits, in which such persons were parties or threatened to be made parties.  In order for the corporation to make indemnification, there must be a determination by (a) a majority vote of a quorum of the Board of Directors, consisting of directors who are not parties to such proceeding, (b) if such quorum of directors is not obtainable, by independent legal counsel in a written opinion, (c) approval of the shareholders pursuant to Section 153 of the California Corporations Code, with the shares owned by the person to be indemnified not being entitled to vote thereon, or (d) an order of the court in which such proceeding is or was pending that the officer or director acted in good faith in a manner such person reasonably believed to be in the best interests of the corporation, and in the case of a criminal proceeding, such person had no reasonable cause to believe the conduct of such person was unlawful.  This section further provides that indemnification may be paid in connection with derivative suits, in the same manner as described above, except that, with respect to derivative suits, the authority authorizing the indemnification must find that such person acted in good faith, in a manner such person believed to be in the best interests of the corporation and with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under the circumstances.  Court approval is required for indemnification of expenses or amounts incurred in respect of any claim or matter in which a director or officer has been adjudged to be liable to the corporation in the performance of such person’s duty to the corporation.  No indemnification of expenses can be made under Section 317 in settling or otherwise disposing of a threatened or pending action, with or without action which is settled or otherwise disposed of without court approval.

Manhattan Bancorp’s Articles of Incorporation and Bylaws provide, among other things, for the indemnification of Manhattan Bancorp’s directors, officers and agents, and authorize the Board to pay expenses incurred by, or to satisfy a judgment or fine rendered or levied against, such agents in connection with any personal legal liability incurred by that individual while acting for the corporation within the scope of his or her employment.  Such provisions of Manhattan Bancorp’s Articles of Incorporation and Bylaws are subject to certain limitations imposed under state and federal law.  It is the policy of the Board of Directors that Manhattan Bancorp’s executive officers and directors shall be indemnified to the maximum extent permitted under applicable law and Manhattan Bancorp’s Articles of Incorporation and Bylaws.

Manhattan Bancorp’s Articles of Incorporation also currently provide for the limitation or elimination of personal liability of the corporation’s directors to the corporation or its shareholders for monetary damages, to the extent permitted by California law.  However, under federal law, the Comptroller of the Currency may seek monetary damages from bank or bank holding company directors in cases involving gross negligence or any greater disregard of the duty of care, notwithstanding any provisions of state law which may permit limitations on director liability in such circumstances.

Manhattan Bancorp has obtained liability insurance covering all of its officers and directors and Bank of Manhattan expects to have similar insurance in force before the opening of Bank of Manhattan.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Manhattan Bancorp under the provisions in Manhattan Bancorp’s Articles of Incorporation and Bylaws, Manhattan Bancorp has been informed that, in the opinion of the SEC, this kind of indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

Item 25.  Other Expenses of Issuance and Distribution

Registration fee	$3,210.00
Printing and engraving	$7,965.00	*
Blue sky fees and expenses	$20,000.00	*
Legal fees and expenses	$85,000.00	*
Accounting fees and expenses	$4,500.00	*
Escrow Agent fees	$5,000.00	*
Transfer Agent Fees	$2,500.00	*
Miscellaneous	$10,000.00	*
Total	$138,175.00

* estimates

Item 26.  Recent Sales of Unregistered Securities

From September 6, 2006 through January 30, 2007 the Company conducted a private placement of its common stock to its directors and  issued an aggregate of 45,000 shares of its common stock to its nine directors at a price of $10.00 per share for aggregate proceeds to the Company of $450,000.  There was no underwriting discounts, fees or commissions paid in connection with these transactions.

The sales were made to persons who had access to the kind of information which registration would disclose and who did not purchase the shares for resale to the public.  Also, these sales were made solely for the purposes of completing the initial organization of Manhattan Bancorp and to advance organizational and pre-opening expenses for Bank of Manhattan.  Accordingly, these sales constituted transactions by the issuer not involving a pubic offering, separate and apart from this offering, which were exempt from registration under Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D promulgated thereunder.

Item 27.  Exhibits

1.1	Financial Advisory Services Agreement dated January 18, 2007 between Manhattan Bancorp and Seapower Carpenter Capital, Inc.
3.1	Articles of Incorporation of Manhattan Bancorp and Amendments to Articles of Incorporation
3.2	By-laws of Manhattan Bancorp and Amendment to By-Laws
4.1	Specimen Stock Certificate*
5.1	Opinion of King, Holmes, Paterno & Berliner, LLP regarding the legality of the securities to be offered
10.1	Form of Employment Agreement between Bank of Manhattan and Jeffrey Watson
10.2	Lease for Main Office of Bank of Manhattan*
10.3	Form of Stock Option Plan*
23.1	Consent of Hutchinson & Bloodgood, LLP
23.2	Consent of King, Holmes, Paterno & Berliner (included in Exhibit 5)
24	Power of Attorney (included in signature page to registration statement)
99.1	Form of Subscription Agreement
99.2	Form of Impound Account Agreement between Pacific Coast Bankers’ Bank and Manhattan Bancorp

* To be filed by amendment

Item 28.  Undertakings

The small business issuer hereby undertakes:

(1)                                  To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)                                     include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)                                  reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)                               include any additional or changed material information on the plan of distribution.

(2)                                  For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of securities at that time to be the initial bona fide offering.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering.

(4)                                  For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)                                     Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii)                                  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)                               The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)                              Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of El Segundo, California on February 5, 2007.

Manhattan Bancorp

By:	/s/ Jeffrey M. Watson
Jeffrey M. Watson
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey M. Watson and Kyle S. Ransford  and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date
/s/ Peter J. Boyes	Director	February 5, 2007
Peter J. Boyes

/s/ Chris W. Caras, Jr	Director	February 5, 2007
Chris W. Caras, Jr.

/s/ Harry “Duke” W. Chenoweth	Director	February 5, 2007
Harry “Duke” W. Chenoweth

/s/ Patrick E. Greene	Director	February 5, 2007
Patrick E. Greene

/s/ Christopher J. Growney	Director	February 5, 2007
Christopher J. Growney

/s/ Larry S. Murphy	Director	February 5, 2007
Larry S. Murphy

/s/ Kyle S. Ransford	Chairman	February 5, 2007
Kyle S. Ransford

/s/ Jeffery M. Watson	Director, President and Chief Executive Officer and Chief Financial Officer	February 5, 2007
Jeffrey M. Watson	(Principal Executive Officer and Principal Financial Officer)

/s/ Stephen P. Yost	Director	February 5, 2007
Stephen P. Yost